EXHIBIT 10.1
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                           STOCK PURCHASE AGREEMENT

                                 by and among

                          STILLWATER MINING COMPANY,

                               NORIMET LIMITED,

                                      AND

                              MMC NORILSK NICKEL

                                  dated as of

                               November 20, 2002



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

                               TABLE OF CONTENTS

                                                                          Page

ARTICLE I DEFINITIONS........................................................2
ARTICLE II SALE AND PURCHASE OF COMMON STOCK.................................0
   2.1      Sale and Purchase................................................0
   2.2      Consideration....................................................0
   2.3      Use of Proceeds..................................................0
ARTICLE III CLOSING..........................................................0
   3.1      Closing..........................................................0
   3.2      Conditions to the Parties' Obligations to Close..................1
   3.3      Conditions to the Closing Obligation of Buyer....................2
   3.4      Conditions to the Closing Obligation of the Company..............2
   3.5      Delivery and Evaluation of Palladium.............................3
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND NORILSK NICKEL........4
   4.1      Organization and Good Standing...................................4
   4.2      Organizational Documents.........................................4
   4.3      Authority and Authorization......................................4
   4.4      No Conflicts; No Consents or Approvals...........................5
   4.5      Investment Representations and Covenants.........................5
   4.6      Brokers or Finders...............................................5
   4.7      Sufficient Funds; Palladium......................................5
   4.8      Absence of Litigation............................................6
   4.9      Financial Statements; No Liabilities.............................6
   4.10     Compliance with Laws.............................................6
   4.11     Information for SEC Filings......................................6
   4.12     Share Ownership..................................................6
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................6
   5.1      Organization, Good Standing and Qualification....................7
   5.2      Organizational Documents.........................................7
   5.3      Capitalization...................................................7
   5.4      Rights Agreement.................................................8
   5.5      Authority and Authorization......................................8
   5.6      No Conflicts; No Consents or Government Approvals................8
   5.7      Compliance with Laws.............................................9
   5.8      SEC Filings, Financial Statements................................9
   5.9      Absence of Certain Changes or Events.............................9
   5.10     Absence of Litigation............................................0
   5.11     Royalties........................................................0
   5.12     Brokers or Finders...............................................0
   5.13     No Liabilities...................................................0
   5.14     Guaranties.......................................................0
   5.15     Material Contracts...............................................0
   5.16     Payment of Dividends, Stock Redemption Rights....................1
   5.17     Title to Property................................................1
   5.18     Taxes............................................................1
   5.19     Labor and Employment Matters.....................................3
   5.20     Employee Benefit Matters.........................................3
   5.21     Insurance........................................................5
   5.22     Registration Rights..............................................6
   5.23     Environmental Matters............................................6
   5.24     Intellectual Property............................................6
   5.25     NYSE Compliance..................................................7
ARTICLE VI COVENANTS OF THE COMPANY..........................................7
   6.1      Interim Conduct of the Company...................................7
   6.2      Notice of Claims; Breaches.......................................9
   6.3      Access to Business...............................................9
   6.4      Insurance........................................................9
   6.5      Acquisition Proposals............................................9
   6.6      Payment of Debt..................................................1
   6.7      Bank Waiver......................................................1
ARTICLE VII COVENANTS OF BUYER AND NORILSK NICKEL............................1
   7.1      Covenants of Buyer and Norilsk Nickel............................1
   7.2      Investment.......................................................2
ARTICLE VIII COVENANTS OF THE PARTIES........................................2
   8.1      Reasonable Efforts...............................................2
   8.2      Certain Filings and Regulatory Approvals.........................3
   8.3      Public Announcements.............................................3
   8.4      Insurance........................................................4
   8.5      Company Stockholder Approval.....................................4
   8.6      Operations following the Closing.................................5
   8.7      Schedules........................................................5
   8.8      Organizational Documents.........................................5
   8.9      Board of Directors...............................................6
   8.10     PGM Agreement....................................................6
ARTICLE IX THE OFFER.........................................................6
   9.1      The Offer........................................................6
   9.2      SEC Documents....................................................7
   9.3      Purchase of Shares pursuant to the Offer.........................8
   9.4      Withholding Taxes................................................8
ARTICLE X TERMINATION........................................................8
   10.1     Termination......................................................8
   10.2     Effect of Termination............................................0
   10.3     Termination Fees.................................................0
ARTICLE XI INDEMNIFICATION...................................................0
   11.1     Indemnification by the Company...................................0
   11.2     Indemnification by Buyer and Norilsk Nickel......................1
   11.3     Procedures for Third-Party Claims................................1
   11.4     Limits For Recovery for Indemnified Costs........................1
   11.5     Environmental Claims.............................................2
   11.6     Transfer Taxes...................................................3
ARTICLE XII MISCELLANEOUS....................................................4
   12.1     Survival of Representations and Warranties.......................4
   12.2     Governing Law; Consent to Jurisdiction...........................4
   12.3     Amendment........................................................4
   12.4     Extension and Waiver.............................................4
   12.5     Severability.....................................................5
   12.6     Adjustment to Purchase Price.....................................5
   12.7     Counterparts.....................................................5
   12.8     Notices..........................................................5
   12.9     Expenses and Payments............................................6
   12.10    Specific Performance.............................................7
   12.11    Entire Agreement.................................................7
   12.12    Assignment.......................................................7
   12.13    Company Actions..................................................7
   12.14    Headings.........................................................7
   12.15    Gender and Number................................................7
   12.16    Reference to Days................................................7
   12.17    Construction.....................................................7

EXHIBITS
Exhibit A       Registration Rights Agreement
Exhibit B       Amended and Restated Certificate of Incorporation
Exhibit C       Amended and Restated By-Laws
Exhibit D       Form of Opinion of Company's Outside Counsel
Exhibit E       Form of Opinion of Buyer's Outside Counsel
Exhibit F       Stockholders Agreement

SCHEDULES
Schedule 1                 Natural Persons To Whom "Knowledge" Applies
Schedule 4.4(b)            Consents
Schedule 4.11              Information for SEC Filings
Schedule 5.3(a)            Capitalization
Schedule 5.6               Consents and Government Approvals
Schedule 5.7               Necessary Governmental Approvals
Schedule 5.8               SEC Filings; Financial Statements
Schedule 5.9               Changes or Events
Schedule 5.10              Absence of Litigation
Schedule 5.11              Royalties
Schedule 5.13              Other Liabilities
Schedule 5.14              Guaranties
Schedule 5.15              Material Contracts
Schedule 5.17 Title to Property; Patented and Unpatented Mining Claims and Millsite Claims
Schedule 5.18              Taxes
Schedule 5.19              Certain Labor and Employment Matters
Schedule 5.20(a)           Employee Plans
Schedule 5.20(e)           Employee Plans
Schedule 5.20(f)           Employee Plan Notices of Termination
Schedule 5.20(h)           Employee Benefit Matters
Schedule  5.20(k)          Excess Parachute Payments
Schedule 5.20(n) Severance Payments or Stock Option Obligations Triggered by Transaction
Schedule 5.20(n)           Employee Benefit Matters
Schedule 5.20(o)           Employee Benefit Matters
Schedule 5.21              Insurance and Bonds
Schedule 5.23              Environmental Disclosures
Schedule 5.25              NYSE Compliance
Schedule 6.1               Interim Conduct of the Company

ANNEX
Annex A                    Offer Conditions

                          STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (together with all Exhibits and Schedules attached hereto, this "Agreement") is agreed and entered into as of November 20, 2002, by and among Norimet Limited, a company organized under the laws of England and Wales ("Buyer"), MMC Norilsk Nickel, an open joint stock company organized under the laws of the Russian Federation ("Norilsk Nickel"), and Stillwater Mining Company, a corporation organized under the laws of Delaware (the "Company") (each a "Party" and collectively, the "Parties").

                                   RECITALS

         A. WHEREAS, Buyer is a wholly-owned indirect subsidiary of Norilsk Nickel which, among other things, sells Palladium (as hereinafter defined) produced in Russia by Norilsk Nickel.

         B. WHEREAS, the Company produces and sells Palladium originated in the United States.

         C. WHEREAS, Buyer desires to purchase, and the Company desires to sell for a price of $100,000,540 in cash and such number of ounces of Palladium as determined pursuant to Section 3.5 hereof, 45,463,222 newly-issued shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), which shares shall constitute 51% of the Common Stock issued and outstanding immediately following such issuance.

         D. WHEREAS, a material inducement for the willingness of Norilsk Nickel and Buyer to enter into this Agreement is that Norilsk Nickel and Buyer reasonably expect that the Company will enter into an agreement with Buyer to purchase and resell Buyer's Palladium as contemplated by Section 8.10 of the Agreement, and the Company has represented to the Buyer and Norilsk Nickel that it desires to enter into such an agreement because of the profits to be realized thereunder will be beneficial to the Company and its stockholders.

         E. WHEREAS, on or before the date hereof, the respective boards of directors of Buyer, Norilsk Nickel and the Company have authorized and approved the Transaction Documents (as hereinafter defined) and the transactions contemplated thereby.

         F. WHEREAS, the transactions contemplated by the Transaction Documents are subject to the approval of the Company's stockholders.

         NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements set forth herein, Buyer, Norilsk Nickel and the Company, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         Unless specifically indicated otherwise in this Agreement, the following defined terms shall have the meanings ascribed hereto in this
Article I:

         "Accounts" shall have the meaning assigned to such term in Section 3.5(a).

         "Acquisition Proposal" shall mean any bona fide proposal by any Person other than Buyer or its Affiliates, whether or not in writing, to acquire beneficial ownership (as described in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the assets of, or 50% or more of the equity securities of, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions that results in such beneficial ownership by such Person.

         "Affiliate" shall mean, with respect to any Party, any Person that controls, is controlled by, or is under common control with such Party. For the purposes of this definition, "control," as used with respect to a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise. Notwithstanding the foregoing, for the purposes of the Transaction Documents and the PGM Agreement, the Company, on the one hand, and each Person in the Norilsk Nickel Group, on the other hand, shall be deemed not to be Affiliates of one another.

         "Agreement" shall have the meaning assigned to such term in the preamble hereto.

         "Amended and Restated By-Laws" shall mean the amended and restated by-laws substantially in the form attached hereto as Exhibit C.

         "Amended and Restated Certificate of Incorporation" shall mean the amended and restated certificate of incorporation substantially in the form attached hereto as Exhibit B.

         "Buyer" shall have the meaning assigned to such term in the preamble hereto.

         "Buyer Allotment Account" shall have the meaning assigned to such term in Section 3.5(a).

         "Buyer Directors" shall have the meanings assigned to such term in
Section 7.1(d).

         "Buyer Financial Statements" shall mean the audited financial statements of Buyer as and for the years ended December 31, 2001 and December 31, 2000 and when available, December 31, 2002 filed with the Companies House of England, together with audit reports thereon, including consolidated profit and loss accounts, consolidated balance sheets, consolidated statements of cash flows, and accompanying notes, and its quarterly unaudited financial statements for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002 and March 31, 2003, June 30, 2003 and September 30, 2003, each when available.

         "Buyer Indemnitees" shall have the meaning assigned to such term in
Section 11.5.

         "Buyer Transfer Taxes" shall have the meaning assigned to such term in Section 11.6.

         "Casualty or Condemnation Loss" shall mean a Loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or other calamity or casualty, unless such Loss shall have been substantially cured, repaired or restored by the Company prior to the Closing Date.

         "Change of Company Recommendation" shall have the meaning assigned to such term in Section 6.5(d).

         "Claim" shall mean any claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, equity, statutory liability, strict liability, employer liability, premises liability, products liability or breach of warranty.

         "Closing" shall have the meaning assigned to such term in Section 3.1.

         "Closing Date" shall have the meaning assigned to such term in
Section 3.1.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

         "Common Stock" shall have the meaning set forth in the recitals hereto.

         "Company" shall have the meaning assigned to such term in the preamble hereto.

         "Company Financial Statements" shall have the meaning assigned to such term in Section 5.8.

         "Company Group" shall have the meaning assigned to such term in
Section 5.18(d).

         "Company Pool Account" shall have the meaning assigned to such term in Section 3.5(a).

         "Company Stockholder Approval" shall have the meaning set forth in
Section 3.2(d).

         "Company Transfer Taxes" shall have the meaning assigned to such term in Section 11.6(b).

         "Confidentiality Agreements" shall mean the two letter agreements between the Company and Norilsk Nickel, dated August 27, 2002.

         "Consent" shall mean any consent or action required under a Material Contract, Employment Agreement, Employee Plan, Organizational Document or other material agreement or document which is necessary to avoid a default, termination, material penalty, material violation of Law or grounds for material amendment or renegotiation under such an agreement or document.

         "Contracts" shall mean contracts, leases, licenses, indentures, agreements, sale and purchase orders, commitments and all other legally binding arrangements, whether oral or written, express or implied.

         "Costs" shall have meaning assigned to such term in Section 11.1(a).

         "DGCL" shall mean the General Corporation Law of the State of Delaware.

         "Employee Plans" shall mean all employee welfare benefit plans (as defined in Section 3(1) of ERISA), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all bonus, stock option, stock purchase, benefit, profit sharing, savings, vacation, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements (i) for the benefit of or relating to any employee of the Company, which the Company contributes to or maintains, (ii) in which any employee of the Company participates in connection with such employment, or (iii) under which any employee has accrued or is or may become entitled to a benefit that is payable by the Company or for which the Company has an obligation to make a contribution and (x) are sponsored by the Company or (y) are not sponsored by the Company but as to which the Company is a participating employer.

         "Employment Agreements" shall mean the agreements listed as employment agreements in Schedule 5.20(a).

         "Environmental Law" shall mean any Law (including common law requirements), now or hereafter enacted, relating to protection of natural resources or the environment or the cleanup, or restoration of the environment, or to safety or health, including, but not limited to, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Toxic Substances Control Act, the Federal Occupational Safety and Health Act, and various corresponding state statutes.

         "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended.

         "EU Regulation" shall mean any European Union, European Free Trade Area and national antitrust regulation applicable in the European Economic Area.

         "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Exon-Florio Act" shall mean Section 721 of the Defense Production Act of 1950, as amended, and the rules and regulations promulgated thereunder.

         "Facilities" shall mean all of the buildings, structures, headframes, hoist houses, paste plants, concentrator plants, offices, shops, warehouses, furnaces, smelters, scrubbing systems, and refineries used in connection with the Company's mining and processing operations.

         "GAAP" shall mean generally accepted accounting principles as applied in the United States.

         "Governmental Approval" shall mean any permit, license, franchise, approval, consent, waiver, certification, qualification or other authorization issued, granted, given or otherwise made available, or the expiration or termination of any applicable waiting period by or under the authority of any Governmental Authority or pursuant to any Law, including, but not limited to, any such approvals under the HSR Act, any EU Regulation and the Exon-Florio Act.

         "Governmental Authority" shall mean any United States or foreign national, federal, state, provincial, local or other government or any departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions, including, but not limited to, any court, department, commission, board, bureau, agency, instrumentality or administrative body.

         "Hazardous Substances" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste, other substance or constituent thereof which is defined, determined, characterized or identified by any Governmental Authority as or having the potential to be hazardous or toxic under Environmental Laws or the release or threatened release of which is regulated under Environmental Laws. Without limiting the foregoing, the term includes: "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation & Liability Act of 1980; "extremely hazardous substances" as defined in the Emergency Planning and Community Right-to-Know Act of 1986; "hazardous waste" as defined in the Resource Conservation and Recovery Act; "hazardous materials" as defined in the Hazardous Materials Transportation Act; "chemical substance or mixture" as defined in the Toxic Substances Control Act; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.

         "HSR Act" shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Income Taxes" shall have the meaning set forth in Section 5.18(a).

         "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capital lease obligations of such Person, (d) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances, and (e) all guaranties by such Person of Indebtedness of others referred to in clauses (a) through (d) above.

         "Indemnified Employees" shall have the meaning assigned to such term in Section 8.4(a)

         "Indemnitee" shall have the meaning assigned to such term in Section 11.3.

         "Indemnitor" shall have the meaning assigned to such term in Section 11.3.

         "Ingot Ounces" shall have the meaning set forth in Section 3.5(b).

         "Ingot Value" shall mean the Ingot Ounces multiplied by the London PM Fix price of Palladium per ounce in ingot form on November 19, 2002.

         "Intellectual Property Rights" shall mean all patents and patent applications; trademarks, service marks, and copyrights, whether registered or unregistered and any applications for registration of trademarks, service marks, and copyrights; innovations, improvements, technologies, and developments, whether patentable or unpatentable; all trade secrets; know-how; computer software programs and applications; and databases and tangible or intangible proprietary information or materials.

         "J-M Reef" shall mean the mineralized zone containing platinum group metals located in Stillwater and Sweet Grass Counties, Montana.

         "Knowledge," with respect to either Party, shall mean the actual knowledge of such Party and the directors, officers and employees of such Party set forth on Schedule 1.

         "Law" shall mean any United States or foreign federal, state or local law, statute, ordinance, decree, requirement, order, judgment, rule or regulation.

         "Lien" shall mean any mortgage, lien, security interest, pledge, assignment, hypothecation, title retention, preferential right, counterclaim, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof.

         "Loss" shall mean any loss, cost, liability or expense, settlement, damage of any kind, judgment, obligation, charge, fee, fine, penalty, interest, court cost and/or administrative and reasonable attorneys' fees, expert fees, consulting fees, and disbursements (at all levels, including appellate), but excluding a Party's indirect corporate and administrative overhead costs.

         "Material Adverse Effect" with respect to any Person shall mean any change, event or effect occurring after the date hereof that, individually or in the aggregate with all other such changes, events and effects, is materially adverse to the business, assets or results of operations of such Person, taken as a whole, including, with respect to the Company, loss of the Company's listing on the New York Stock Exchange (unless such loss of listing is caused by Buyer or Norilsk Nickel); provided, however, that a Material Adverse Effect shall not include any change (i) in Law or generally accepted accounting principles or interpretations thereof, (ii) in general economic or business conditions or in the mining industry generally, or (iii) due to the public announcement of the Transaction Documents or the consummation of the transactions contemplated thereby.

         "Material Contract" shall mean any Contract (a) involving the payment or receipt of amounts in excess of $200,000, (b) which cannot be terminated with 90 days' prior notice without a penalty in excess of $200,000, (c) imposing material obligations on the Company with respect to its finances, governance, operations or assets (including any Contracts creating material Liens not constituting Permitted Encumbrances), (d) materially restricting the activities of the Company, or (e) any waiver of any material rights under any Contract described in clauses (a) through (d).

         "Mining Rights" shall mean all interests in the surface of any lands, the minerals in (or that may be extracted from) any lands, all royalty agreements, water rights, patented and unpatented mining and millsite claims, fee interests, mineral leases, mining licenses, profits-a-prendre, joint ventures and other leases, rights-of-way, inurements, licenses and other rights and interests used by or necessary to the Company to construct, develop and operate mines, including, all rights to and interest in claims covering substantially all of the identified platinum-group-metals mineralized zone of the J-M Reef.

         "Norilsk Nickel" shall have the meaning assigned to such term in the preamble hereto.

         "Norilsk Nickel Financial Statements" shall mean the auditor-reviewed year-end financial statements of Norilsk Nickel as of and for the years ended December 31, 2001 and December 31, 2000, together with review reports on such statements by Norilsk Nickel's independent accountants, including consolidated profit and loss accounts, consolidated balance sheets, consolidated statements of cash flows, and accompanying notes.

         "Norilsk Nickel Group" shall mean Buyer, Norilsk Nickel and all of their respective Affiliates.

         "Offer" shall have the meaning assigned to such term in Section 9.1(a).

         "Offer Documents" shall have the meaning assigned to such term in
Section 9.2(a).

         "Offer Price" shall have the meaning assigned to such term in Section 9.1(a).

         "Offer to Purchase" shall have the meaning assigned to such term in
Section 9.1(b).

         "Organizational Documents" with respect to any Party shall mean the certificate of incorporation, the by-laws, or other organizational documents of such Party, each as amended.

         "Own" shall have the meaning set forth in the Stockholders Agreement.

         "PACE Union Contracts" shall mean the contract between the Company and the Paper, Allied Industrial, Chemical and Energy Workers International Union and its Local 8-001 ("PACE") (effective July 1, 1999 until June 30,
2004) and the contract between the Company and PACE, East Boulder Unit (effective July 1, 2002 until July 1, 2005).

         "Palladium" shall mean refined palladium in ingot and/or sponge form with a purity of 99.95% or more.

         "Party" and "Parties" shall have the meanings assigned to such terms in the preamble hereto.

         "Paying Agent" shall have the meaning assigned to such term in
Section 9.3(a).

         "PBGC" shall have the meaning assigned to such term in Section
5.20(f).

         "Permitted Encumbrances" shall mean (a) Liens for current Taxes not yet due; (b) workers' or unemployment compensation Liens arising in the ordinary course of business; (c) mechanics', materialmen's, suppliers', vendors' garnishment or similar Liens arising in the ordinary course of business for amounts not yet due not exceeding $200,000 with respect to any property; (d) utility easements not materially impairing the use or value of the burdened property (but not any violation thereof or encroachment thereon).

         "Person" shall mean any natural person, corporation, business trust, association, company, partnership, joint venture or other entity or Governmental Authority.

         "PGM Agreement" shall have the meaning assigned to such term in
Section 8.10.

         "Preferred Stock" shall have the meaning assigned to such term in
Section 5.3(a).

         "Public Director" shall have the meaning assigned to such term in the Stockholders Agreement.

         "Purchase Price" shall have the meaning assigned to such term in
Section 2.2.

         "Registration Rights Agreement" shall mean the agreement substantially in the form attached hereto as Exhibit A, to be executed by the Parties at the Closing.

         "Restraints" shall have the meaning set forth in Section 3.2(a).

         "Returns" shall have the meaning assigned to such term in Section 5.18(a).

         "Royalties" shall have the meaning assigned to such term in Section
5.11.

         "Rights Agreement" shall mean the Rights Agreement by and between the Company and American Securities Transfer, Inc. dated October 26, 1995.

         "Schedule 14D-9" shall have the meaning assigned to such term in
Section 9.2(a).

         "Schedule TO" shall have the meaning assigned to such term in Section 9.2(a).

         "Schedules" shall have the meaning set forth in Section 8.7.

         "SEC" shall have the meaning assigned to such term in Section 5.8.

         "SEC Documents" shall have the meaning assigned to such term in
Section 5.8.

         "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Share Price" shall have the meaning assigned to such term in
Section 2.2.

         "Shares" shall have the meaning assigned to such term in Section 2.1.

         "Sponge Ounces" shall have the meaning set forth in Section 3.5(b).

         "Sponge Value" shall mean the Sponge Ounces multiplied by $274.25.

         "Stockholders Agreement" shall mean the agreement substantially in the form attached hereto as Exhibit F, to be executed by the Parties at the Closing.

         "Superior Acquisition Proposal" shall mean an unsolicited Acquisition Proposal that the Board of Directors of the Company determines in its good faith judgment, after consulting with the Company's outside financial and legal advisors, and taking into account all terms and conditions of such proposal, the required Governmental Approvals and the likelihood of its completion (i) is reasonably capable of being completed and (ii) as a whole, taking into account all factors deemed appropriate by the Company's Board of Directors, presents a more favorable opportunity than the Transaction Documents and the transactions contemplated thereby.

         "Superior Acquisition Proposal Notice" shall have the meaning assigned to such term in Section 6.5(c).

         "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, and all deficiency assessments, additions to tax, penalties and interest with respect thereto, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary, affiliated or similar group or of a contractual obligation to indemnify any Person.

         "Termination Fee" shall have the meaning assigned to such term in
Section 10.3(a).

         "Title Documents" shall mean documents which are reasonably satisfactory to the Company and customary to the industry which shall evidence transfer of ownership of the Palladium portion of the Purchase Price.

         "Transaction Documents" shall mean this Agreement, the Registration Rights Agreement, and the Stockholders Agreement.

         "Transfer Taxes" shall have the meaning set forth in Section 11.6(a).

         "Warehouse" shall mean Johnson Matthey Inc., or such other warehouse mutually agreed upon by Buyer and the Company, which shall be internationally recognized in the platinum group metals industry.

                                 ARTICLE II
                       SALE AND PURCHASE OF COMMON STOCK

         2.1 Sale and Purchase. At the Closing, upon the terms and subject to the conditions herein c/ontained, and in reliance on the representations and warranties of Buyer, Norilsk Nickel and the Company contained herein, Buyer agrees, and Norilsk Nickel agrees to cause Buyer, to purchase from the Company, and the Company agrees to issue and sell to Buyer, 45,463,222 shares of authorized Common Stock (the "Shares"), which shall constitute not less than 51% of the issued and outstanding Common Stock of the Company immediately following such issuance.

         2.2 Consideration. The consideration to be paid for the Shares shall be equal to $2.1996 in cash and such number of ounces of Palladium per Share determined pursuant to Section 3.5 (the "Share Price"), or an aggregate of $100,000,540, and such number of ounces of Palladium determined pursuant to
Section 3.5 for all of the Shares; provided, that if Buyer is prohibited under applicable Law from transferring such number of ounces of Palladium to the Company, the consideration shall consist of zero ounces of Palladium and $7.50 per share in cash, or an aggregate of $340,974,165 in cash for all of the Shares (collectively, the "Purchase Price").

         2.3 Use of Proceeds. The Company shall use the proceeds of such sale and purchase as shall be determined by its Board of Directors. Such uses shall include repayment of a portion of outstanding bank debt, palladium product and marketing development, utilization for performance and contractual bonds, capital expenditures and ongoing working capital.

                                  ARTICLE III
                                    CLOSING

         3.1 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the sale to and purchase by Buyer of the Shares (the "Closing") shall take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112-4498, at 10:30 A.M. New York time, on a date to be agreed upon by the Parties, which shall be no later than five
(5) business days following the satisfaction or waiver (to the extent permitted by Law) of all the conditions set forth in Sections 3.2 through 3.4 (the "Closing Date"), unless otherwise agreed to by the Parties. At the
Closing:

              (a) the Company shall deliver to Buyer one or more certificates representing the Shares, which such Shares shall, in accordance with the DGCL, bear a legend stating that such Shares are subject to the provisions of the Stockholders Agreement and such other legends as may be required under the Securities Act or other applicable Law;

              (b) Buyer shall, and Norilsk Nickel shall cause Buyer to, deliver to the Company the Purchase Price, the cash portion of which shall be delivered in immediately available funds in the amount of U.S. $100,000,540, in accordance with the wire transfer instructions delivered by the Company to Buyer at least three (3) business days prior to the Closing Date;

              (c) Buyer shall cause the Warehouse to transfer such number of ounces of Palladium determined pursuant to Section 3.5 from the Buyer Allotment Account to the Company Pool Account and Buyer shall deliver to the Company the Title Documents for such Palladium; provided, that if Buyer is prohibited under applicable Law from transferring such Palladium to the Company, in lieu of such transfer and in addition to the payment set forth in
Section 3.1(b), Buyer shall deliver to the Company immediately available funds in the amount of $240,973,625 in accordance with the wire transfer instructions set forth in Section 3.1(b);

              (d) the Company and Buyer shall execute and deliver the Registration Rights Agreement;

              (e) the Company, Buyer and Norilsk Nickel shall execute and deliver the Stockholders Agreement; and

              (f) the Buyer Directors (as defined in Section 7.1(d)) shall be elected to the Company's Board of Directors.

         3.2 Conditions to the Parties' Obligations to Close. The respective obligations of the Parties to consummate the transactions contemplated by the Transaction Documents shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

              (a) No temporary restraining order, preliminary or permanent injunction or other judgment, decision or order issued by any Governmental Authority, or any other Law (collectively, the "Restraints") shall be in effect preventing the consummation of the transactions contemplated by the Transaction Documents;

              (b) No action, suit or proceeding shall have been instituted, or shall be pending or, to any Party's Knowledge, threatened, by a Government Authority seeking to restrain in any material respect or to prohibit the consummation of the transactions contemplated by the Transaction Documents;

              (c) The Governmental Approvals required of Buyer, Norilsk Nickel, and the Company listed on Schedules 4.4(b) and 5.6(b) shall have been made or obtained;

              (d) The stockholders of the Company shall have approved the Transaction Documents and the transactions contemplated thereby as required under the DGCL (the "Company Stockholder Approval"); and

              (e) Prior to the mailing of the definitive proxy statement in connection with the Company Stockholder Approval, the Company shall have received Consents or amendments satisfactory to Buyer, and the Company pursuant to the $250,000,000 Credit Agreement, dated as of February 23, 2001, among the Company, N M Rothschild & Sons Limited, Westdeutsche Landesbank Girozentrale, New York Branch, Toronto Dominion (Texas), Inc., and TD Securities (USA) Inc., as amended from time to time (the "Credit Agreement"), in connection with the Transaction Documents and the transactions contemplated thereby, including that the negative covenants in the Credit Agreement will not prohibit the Parties from entering into and performing the PGM Agreement.

         3.3 Conditions to the Closing Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall also be subject to the satisfaction or waiver, to the extent permitted by applicable Law, on or prior to the Closing Date of the following conditions:

              (a) the Company shall not have breached or failed to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it;

              (b) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) and without giving any effect to any amendment or supplement of, or addition to, the Schedules following the date hereof by the Company pursuant to Section 8.7, except as would not have a Material Adverse Effect;

              (c) Buyer shall have received a certificate, dated as of the Closing Date, signed by a duly authorized an officer of the Company to the effect that, to the best of such officer's Knowledge, the conditions set forth in Sections 3.3(a) and 3.3(b) have been satisfied; and

              (d) the Company shall have received and made available to Buyer a true and correct copy of the opinion of its outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP, in substantially the form attached hereto as Exhibit D.

         3.4 Conditions to the Closing Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement shall also be subject to the satisfaction or waiver, to the extent permitted by applicable Law, on or prior to the Closing Date of the following conditions:

              (a) Neither Buyer nor Norilsk Nickel shall have breached or failed to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it;

              (b) the representations and warranties of Buyer and Norilsk Nickel set forth in this Agreement shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) and without giving any effect to any amendment or supplement of, or addition to, the Schedules following the date hereof by the Buyer pursuant to Section 8.7, except as would not have a Material Adverse Effect;

              (c) Buyer shall have received and made available to the Company a true and correct copy of the opinion of its outside counsel, Baker Botts L.L.P., in substantially the form attached hereto as Exhibit E;

              (d) the Company shall have received certificates, dated as of the Closing Date, signed by a duly authorized officer of each of Buyer and Norilsk Nickel to the effect that, to the best of such officer's Knowledge, the conditions set forth in Sections 3.4(a) and 3.4(b) have been satisfied; and

              (e) Buyer shall have delivered to the Buyer Allotment Account (as defined in Section 3.5(a)) such number of ounces of Palladium determined pursuant to Section 3.5.

         3.5  Delivery and Evaluation of Palladium.

              (a) Within thirty (30) days of the date hereof, Buyer shall establish with the Warehouse in London, England or New York, New York (the location being at Buyer's sole option) an allotment account (the "Buyer Allotment Account") and the Company shall establish with the Warehouse at such location a pool account (the "Company Pool Account" and, together with the Buyer Allotment Account, the "Accounts"), which Accounts are for the delivery of Palladium pursuant to this Agreement. The Parties shall make appropriate arrangements with the Warehouse, so that the Warehouse shall accept and hold Palladium on behalf of Buyer pursuant to the terms of this Agreement and determine the purity and weight of the Palladium on behalf of both Parties. Within such thirty (30) day period, the Parties shall enter into an agreement with the Warehouse, which agreement shall evidence the provisions of this
Section 3.5.

              (b) Within forty (40) days of the date hereof, Buyer shall notify the Company as to the number of ounces of Palladium which shall be in sponge form (the "Sponge Ounces") and the number of ounces of Palladium which shall be in ingot form (the "Ingot Ounces"), provided that the Sponge Value plus the Ingot Value shall equal $240,973,625. Within five (5) days of the Company's receipt of such notice, the Company shall confirm in writing its acceptance of such apportionment between sponge and ingot form, which acceptance shall not be unreasonably withheld or delayed. In the event no such written acceptance shall be received by Buyer within such five (5) day period, it shall be assumed that the portions proposed by Buyer have been accepted.

              (c) Within seventy-five (75) days of the date hereof, Buyer shall, and Norilsk Nickel shall cause Buyer to, deliver the Palladium portion of the Purchase Price to the Buyer Allotment Account, along with a certificate of weight and purity for such Palladium. As promptly as practicable after receipt of the Palladium portion of the purchase price, the Warehouse shall confirm the purity and weight of such Palladium set forth in Buyer's certificate. The Warehouse shall immediately provide Buyer and the Company with written notice if such Palladium does not have purity of 99.95% or more or weighs less than set forth on the certificate. Buyer shall as soon as possible, but no later than five (5) days following receipt of such notice, replace the Palladium or provide additional Palladium, as may be necessary to correct such deficiency. Without the prior written consent of the Company, Norilsk Nickel and Buyer shall not transfer or cause to be transferred the Palladium portion of the Purchase Price from the Buyer Allotment Account until the earlier of (i) the Closing Date or (ii) forty-five (45) days following the termination of this Agreement pursuant to Section 10.1 hereof, other than any termination pursuant to Section 10.1(d)(i) or (ii).

              (d) If Buyer is prevented or prohibited under applicable Law from delivering the Palladium to the Buyer Allotment Account pursuant to
Section 3.5(c), within seventy-five (75) days of the date hereof, Buyer shall, and Norilsk Nickel shall cause Buyer to, secure a letter of credit, the terms of which shall be reasonably satisfactory to the Company, from a reputable bank reasonably satisfactory to the Company. Buyer shall, and Norilsk Nickel shall cause Buyer to, cause such letter of credit to remain effective until the earliest to occur of (i) the delivery of Palladium to the Buyer Allotment Account pursuant to Section 3.5(c), (ii) the Closing Date or (iii) forty five
(45) days following the termination of this Agreement pursuant to Section 10.1 hereof, other than any termination pursuant to Sections 10.1(d)(i) or (ii).

              (e) Buyer shall bear all costs and risks associated with the requirements of this Section 3.5, including, but not limited to, the delivery to the Warehouse and the evaluation and storage of the Palladium in the Buyer Allotment Account.

                                  ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF BUYER AND NORILSK NICKEL

         Buyer and Norilsk Nickel hereby jointly and severally represent and warrant to the Company as follows:

         4.1 Organization and Good Standing. Buyer is a company duly organized, validly existing and in good standing under the Laws of England and Wales and is a wholly-owned, indirect subsidiary of Norilsk Nickel. Norilsk Nickel is an open joint stock company duly organized, validly existing and in good standing under the Laws of the Russian Federation, and Buyer is its wholly-owned, indirect subsidiary.

         4.2 Organizational Documents. The Organizational Documents of Buyer and Norilsk Nickel are in full force and effect, and true and correct copies of English translations thereof have been made available to the Company.

         4.3 Authority and Authorization. Buyer and Norilsk Nickel each have all requisite corporate power to enter into each of the Transaction Documents to be entered into by each of them, and to carry out their respective obligations thereunder. The execution, delivery and performance of each of the Transaction Documents by Buyer and (where Norilsk Nickel is a party) Norilsk Nickel have been duly authorized by all necessary corporate action. Each of the Transaction Documents, when duly executed and delivered to the Company, will constitute a valid, binding and enforceable obligation of Buyer and (where Norilsk Nickel is a party) Norilsk Nickel, as applicable to each of them, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other Laws and judicial decisions of general application relating to or affecting the enforcement of creditors' rights generally or by general equitable principles.

         4.4  No Conflicts; No Consents or Approvals.

              (a) The execution, delivery and performance of the Transaction Documents by Buyer and (where Norilsk Nickel is a party) Norilsk Nickel, will not (i) conflict with, violate or result in a breach or default of any provision of its respective Organizational Documents, or (ii) conflict with or violate any Law applicable to Buyer or Norilsk Nickel (as the case may be), or by which any of their respective properties or assets are bound.

              (b) Except as listed in Schedule 4.4(b), no Governmental Approval, declaration, Consent or filing with any Governmental Authority or any other Person is required to be obtained or made by Buyer or Norilsk Nickel in connection with the execution, delivery and performance by each of them of any of the Transaction Documents to which it is a party or the transactions contemplated thereby.

              (c) There is no Claim pending or, to Buyer's or Norilsk Nickel's Knowledge, threatened against Buyer or Norilsk Nickel or any of their respective properties in or by any Governmental Authority, to restrain, enjoin or prohibit consummation of the transactions contemplated by any Transaction Document, and there is no judgment, decree, injunction, ruling or order of any Governmental Authority outstanding against Buyer or Norilsk Nickel having any such effect.

         4.5  Investment Representations and Covenants.

              (a) Buyer is acquiring the Shares for its own account for investment and not with a view to the distribution thereof.

              (b) Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment, as provided in Rule 506(b)(2)(ii) under the Securities Act, and for purposes of the exemption to registration of the Shares afforded by Rule 506 under the Securities Act.

         4.6 Brokers or Finders. Neither Buyer nor Norilsk Nickel has incurred any liabilities, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by the Transaction Documents, for which the Company has or shall have any responsibility whatsoever.

         4.7  Sufficient Funds; Palladium.

              (a) Buyer has available to it sufficient funds to pay the cash portion of the Purchase Price, to make and consummate the Offer (as defined in Section 9.1(a)) and to pay any and all of its fees and expenses related to the transactions contemplated by the Transaction Documents.

              (b) Buyer has available to it sufficient Palladium to pay the Palladium portion of the Purchase Price to the Company pursuant to Section 2.2 hereof and to meet the obligations contained in Section 3.5 hereof. Immediately upon the delivery of such Palladium at the Closing, the Company will acquire good and valid title to all such Palladium, free and clear of all Liens, other than Liens that might have been created by the Company.

         4.8 Absence of Litigation. There is no Claim pending or, to the Knowledge of the Buyer or Norilsk Nickel, threatened against Buyer or Norilsk Nickel which would have a Material Adverse Effect on the business or operations of Buyer or its ability to consummate the transactions contemplated by the Transaction Documents.

         4.9  Financial Statements; No Liabilities.

              (a) Buyer's Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of Buyer, and have been prepared in accordance with United Kingdom Accounting Standards and applicable Law applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Buyer as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate). True, correct and complete copies of Buyer's Financial Statements have been provided to the Company.

              (b) Norilsk Nickel's Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of Norilsk Nickel and its subsidiaries, comply in all material respects and have been prepared in accordance with International Accounting Standards (I.A.S.) applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Norilsk Nickel and its subsidiaries as of the times and for the periods referred to therein. True, correct and complete copies of Norilsk Nickel's Financial Statements have been provided to the Company.

         4.10 Compliance with Laws. The business and operations of Buyer and Norilsk Nickel and the duties of their respective officers and directors have been and are being conducted and discharged, respectively, in material compliance with all applicable Laws.

         4.11 Information for SEC Filings. Schedule 4.11 sets forth the names and addresses of all Persons or groups of Persons who will be required to provide information in connection with any necessary SEC filings to be made on
Schedule 13D and Schedule TO, including, if such Person is a corporation, each executive officer and director of such corporation, each Person controlling such corporation, and each executive officer and director of any corporation or other Person ultimately in control of such corporation.

         4.12 Share Ownership. Neither Buyer nor Norilsk Nickel Owns any shares of Common Stock or other securities of the Company.

                                  ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Buyer as follows:

         5.1  Organization, Good Standing and Qualification.

              (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

              (b) The Company does not own directly or indirectly any subsidiary except MetCom, Inc., a Montana corporation formed on December 6, 2001, which subsidiary does not have and has never had any assets, employees, properties, or liabilities (whether actual, contingent, accrued or unaccrued). The Company does not own any equity interest in any other corporation, partnership, joint venture or other business association or entity.

         5.2 Organizational Documents. The Company has made available to Buyer complete and correct copies of its Organizational Documents, each as amended to date. The Organizational Documents of the Company are in full force and effect and have not been amended or repealed. The Company is not in violation, breach or default of any of the provisions of its Organizational Documents.

         5.3  Capitalization.

              (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), of which 135,000 shares have been designated Series A Preferred Stock in connection with rights issued pursuant to the Rights Agreement. As of September 30, 2002, (x) 43,335,416 Common Stock shares were issued and outstanding and no Preferred Stock was issued and outstanding, and (y) 2,652,559 shares of Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Common Stock shares. Immediately following the issuance of the Shares on the Closing Date, the Shares shall represent not less than 51% of the issued and outstanding Common Stock of the Company. Except as set forth in this Section 5.3 and
Schedule 5.3(a), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or Preferred Stock, contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or Preferred Stock, or securities or rights convertible or exchangeable into shares of Common Stock or Preferred Stock. The issuance and sale of the Shares hereunder will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

              (b) There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any of the Common Stock or Preferred Stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         5.4 Rights Agreement. The Company has taken all required action to render the Rights Agreement inapplicable to the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby.

         5.5  Authority and Authorization.

              (a) The Company has all requisite corporate power to own, operate and lease its properties and to conduct its business as it is now being conducted. The Company has all requisite corporate power to enter into each of the Transaction Documents and to carry out its obligations thereunder. The execution, delivery and performance of each of the Transaction Documents by the Company have been duly authorized by all necessary corporate action, subject to the Company Stockholder Approval. Each of the Transaction Documents, when duly executed and delivered to Buyer, will constitute a valid, binding and enforceable obligation of the Company, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws and judicial decisions of general application relating to or affecting the enforcement of creditors' rights generally or by general equitable principles and with respect to indemnification provisions contained therein, by applicable securities laws or principles of public policy.

              (b) The issuance of the Shares has been duly authorized by all requisite corporate action of the Company, subject to Company Stockholder Approval, and, upon issuance to Buyer, the Shares will (i) be validly issued, fully paid and nonassessable, (ii) be free and clear of pre-emptive rights,
(iii) subject to Buyers' representations in Section 4.5, be issued in compliance with the Securities Act and any applicable state securities laws and the rules and regulations promulgated thereunder, and (iv) be free and clear of all Liens, other than Liens that might have been created by Buyer. Immediately upon consummation of the purchase by Buyer of the Shares pursuant to this Agreement, Buyer will have good and valid title to the Shares.

         5.6  No Conflicts; No Consents or Government Approvals.

              (a) The execution, delivery and performance of each of the Transaction Documents by the Company will not (i) conflict with, violate or result in a breach or default of any provision of the Organizational Documents of the Company; (ii) conflict with or violate any Law applicable to the Company or by which any of its properties or assets are bound; (iii) conflict with, result in any breach of or default under (with or without notice or lapse of time or both), or permit a termination or modification of, any material note, bond, indenture, mortgage, agreement, contract or other instrument to which the Company is a party or by which the Company or any of its properties or assets are bound; (iv) require any Consent which is not listed on Schedule 5.6 as having been obtained, with respect to (ii) through
(iv), in each case except as would not have a Material Adverse Effect; or (v) conflict with, violate or result in a breach or default of any contract listed on Schedule 5.6.

              (b) Except as listed in Schedule 5.6, and such filings or approvals as may be required by the Securities Act and state blue sky laws, no Governmental Approval of any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of the Transaction Documents and the transactions contemplated thereby.

              (c) There is no Claim pending, or to the Company's Knowledge, threatened against the Company or any of its properties in or by any Governmental Authority to restrain, enjoin or prohibit consummation of the transactions contemplated by the Transaction Documents, and there is no judgment, decree, injunction, ruling or order of any Governmental Authority outstanding against the Company or any of its properties having any such effect.

         5.7 Compliance with Laws. The business and operations of the Company are in material compliance with all applicable Law. Schedule 5.7 lists all material Governmental Approvals necessary in connection with the operation of the Company's business. The Company is in possession of and operating in material compliance with all such Governmental Approvals necessary to conduct the business of the Company. The Company has acquired all Mining Rights, and has obtained such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities which are required in connection with its business, except as would not have a Material Adverse Effect. To the Company's Knowledge, no event has occurred which allows, or after notice or lapse of time or both would allow, revocation or termination of any such Governmental Approval or which results or would result in any other material impairment of the rights of the holder thereof such that the Company would not be able to operate substantially as it has in the ordinary course of its business prior to the date hereof.

         5.8  SEC Filings, Financial Statements. Except as set forth in
Schedule 5.8, since January 1, 2002, the Company has filed all documents required to be filed by it with the United States Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Exchange Act (the "SEC Documents"). Except as otherwise set forth in the SEC Documents as of the date of filing thereof, each SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document and none of the SEC Documents, as of the date filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Except as otherwise set forth in the SEC Documents as of their respective dates, the Financial Statements of the Company and its former subsidiaries included in the SEC Documents (the "Company Financial Statements") complied in all material respects with GAAP and published rules and regulations of the SEC with respect thereto, and the Company Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved and fairly present in all material respects the financial position of the Company and its former subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         5.9  Absence of Certain Changes or Events. Except as set forth in
Schedule 5.9 or in the SEC Documents, since September 30, 2002 there has not been (a) any change having a Material Adverse Effect; (b) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect; (c) any sale, lease, disposition of assets, which was not or is not in the ordinary course of business; (d) creation of any Lien upon the Company's assets other than a Permitted Encumbrance; (e) any amendment, waiver or termination of any material provision of any Material Contract of the Company; (f) any change by the Company in accounting principles or methods, except insofar as may be required by a change in GAAP or in Tax elections, principles or methods except as required by Law; (g) any declarations, payment or setting aside for payment by the Company of any dividends; (h) any increase in the compensation payable or to become payable by the Company to its directors, officers or employees, or, any increase in any bonus, pension, compensation or other benefit plan made for or with or covering any directors, officers or employees (other than, in each case, costs outside of the control of the Company or increases in the ordinary course of the Company's business consistent with past practice); (i) any redemption or repurchase of capital stock of the Company; (j) any increase in indebtedness (other than as a result of fluctuations in trade payables in the ordinary course of business); or (k) any agreement or commitment to do any of the foregoing.

         5.10 Absence of Litigation. Except as set forth in Schedule 5.10 or the SEC Documents, there is no Claim pending or, to the Knowledge of the Company, threatened against the Company or its officers or directors in their capacities as such, that, either individually or in the aggregate in a series of related Claims, may result in liability to the Company in excess of $200,000.

         5.11 Royalties. Schedule 5.11 lists all Contracts pursuant to which the Company is obligated to pay royalties, overriding royalties, compensatory royalties and other payments from or in respect of production or as a result of its mining operations ("Royalties"), the duration of the Royalties, and the percentage amount of such Royalties.

         5.12 Brokers or Finders. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc. and Salomon Smith Barney, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents, based upon arrangements made by or on behalf of the Company.

         5.13 No Liabilities. Except as (i) set forth in the SEC Documents or described on Schedules 5.9, 5.10 or 5.13 or (ii) as incurred in the ordinary course of business since September 30, 2002, the Company has incurred no liabilities in excess of $200,000, either individually or in the aggregate in a series of related liabilities required under GAAP to be set forth on the Company's balance sheet, whether absolute, accrued, contingent or otherwise and whether due or to become due, and whether known or unknown.

         5.14 Guaranties. Except as provided on Schedule 5.14, the Company has not made any guaranties, except for negotiable instruments endorsed for collection or deposit in the ordinary course of the Company's business.

         5.15 Material Contracts. Schedule 5.15 lists all Material Contracts. The Company is not in breach or default under any Material Contract and the Company has not waived any material right under any Material Contract. Except as set forth on Schedule 5.15, to the Company's Knowledge, no counterparty to a Material Contract is in breach or default thereunder, nor does any counterparty to a Material Contract intend not to renew or not to continue to perform such Material Contract.

         5.16 Payment of Dividends, Stock Redemption Rights. Except as provided in the Transaction Documents, there are no outstanding contractual obligations (contingent or otherwise) of the Company that would prohibit or restrict the Company's ability to declare or pay dividends or to repurchase or redeem the Company's capital stock.

         5.17  Title to Property. The Company has good and marketable title to
(i) such real and personal property reflected in the Financial Statements (except for property sold or otherwise disposed of in the ordinary course of business), (ii) all of its patented mining claims, which patented mining claims are listed under such category on Schedule 5.17, (iii) all of its unpatented mining claims, which unpatented mining claims are listed under such category on Schedule 5.17, (iv) all of its millsite claims, which millsite claims are listed under such category on Schedule 5.17, and (v) all of the Facilities and the real property upon which the Facilities are located, all of the foregoing free and clear of any Liens, except for (x) Liens reflected on the Financial Statements, and (y) Permitted Encumbrances. All leases and licenses pursuant to which the Company leases or licenses real or personal property, including leases of mining and millsite claims, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing material default or event of default (or event which with notice or lapse of time, or both would constitute a material default, or would constitute a basis of force majeure or other claim of excusable delay or non-performance) of the Company and, to the Company's Knowledge, no other Person is in default thereunder.

         5.18  Taxes.

              (a) Except as set forth in Schedule 5.18(a), (x) the Company and each of its former subsidiaries (with respect to periods during which they were subsidiaries of the Company) has timely filed or caused to be timely filed with the appropriate Governmental Authorities (i) all returns, statements, declarations, forms and reports ("Returns") with respect to Taxes that are based upon or measured by income ("Income Taxes") and (ii) all material Returns with respect to Taxes other than Income Taxes, in each case that are required to be filed by, or with respect to, the Company and such subsidiaries on or prior to the Closing Date, and (y) the Returns as filed were true, correct and complete in all material respects. The federal income tax Returns of the Company and its former subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitations for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1998.

              (b) All Income Taxes and material Taxes other than Income Taxes of the Company and its former subsidiaries (with respect to periods during which they were subsidiaries of the Company) that have become due and payable have been timely and properly paid or deposited (except for Taxes that are being contested in good faith in appropriate proceedings, which contests are disclosed on Schedule 5.18(b)) or fully provided for as a liability in accordance with GAAP.

              (c) Except as set forth in Schedule 5.18(c), (i) no deficiencies for any Taxes of the Company or any of its former subsidiaries (with respect to periods during which they were subsidiaries of the Company) have been asserted or assessed by any Governmental Authority in a written notice delivered to the Company or the former subsidiaries when they were subsidiaries of the Company, (ii) no Governmental Authority is presently conducting a Tax audit, investigation or proceeding with respect to the Company or, to the Company's Knowledge, any of its former subsidiaries (with respect to periods during which they were subsidiaries of the Company), or has requested in a writing delivered to the Company an extension or waiver of an applicable statute of limitations, (iii) with respect to Taxes or any Return, no power of attorney has been executed by the Company, and (iv) no dispute or claim concerning the Tax liability of the Company or any of its former subsidiaries has been claimed or raised by any Governmental Authority in a writing delivered to the Company.

              (d) Neither the Company nor any of its former subsidiaries (with respect to periods preceding the periods during which they were subsidiaries of the Company) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is or was the Company (the "Company Group")), or has any liability for Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise. Consolidated federal income returns of the Company Group were filed for taxable years ended December 31, 1993 through December 31, 2001.

              (e) All material Taxes which the Company or any of its former subsidiaries (with respect to periods during which they were subsidiaries of the Company) is or was required by law to withhold or collect have been properly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

              (f) There are no Tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company, any of its former subsidiaries, or any predecessor or Affiliate of any of them and any other party under which the Company could be liable for any Taxes of any party other than the Company.

              (g) There are no Liens for Taxes upon any property or assets of the Company, except for Liens for Taxes not yet due or for which adequate reserves have been established in accordance with GAAP.

              (h) No unresolved written claim has been made and delivered to the Company by any taxing authority in a jurisdiction where the Company or any of its former subsidiaries (with respect to periods during which they were subsidiaries of the Company) does not or did not pay Taxes or file Returns that the Company or any of its former subsidiaries is, was or may be subject to Taxes assessed by such jurisdiction.

              (i) The consolidated net operating loss carryforward of the Company as of December 31, 2001 (i) for federal income tax purposes was at least $160,000,000; (ii) for federal income tax alternative minimum tax purposes was at least $0; (iii) for Montana state income tax purposes was at least $150,000,000; and (iv) for Colorado state income tax purposes was at least $1,500,000. No such net operating loss carryforward is currently subject to limitation under Section 382 of the Code or a comparable provision of state or local law.

              (j) The acquisition of Shares pursuant to this Agreement is not part of a plan of the Company, taking into account any other transaction occurring before or after such acquisition, in which the Company will in exchange for its shares, acquire property or money from transferors that will be in control of the Company, within the meaning of Section 368(c) of the Code, immediately after the exchange or series of exchanges. The Company has no plan or intention of treating the acquisition of Shares pursuant to this Agreement on any Return as part of a transaction qualifying under Section 351 or 368(a) of the Code or a comparable provision of state or local law.

         5.19 Labor and Employment Matters. Except as set forth in the SEC Documents or on Schedule 5.19, there are no (i) collective bargaining agreements or other labor agreements relating to the Company or covering any employee to which the Company is a party or by which it is bound, other than the PACE Union Contracts; (ii) unfair labor practice complaints against the Company pending (or to the Knowledge of the Company threatened) before the National Labor Relations Board or any state or local agency with respect to the operation of the Company; (iii) pending or, to the Company's Knowledge, threatened material labor strikes or other material labor troubles affecting the Company; or (iv) material labor grievances pending against the Company. All individual Employment Agreements of the Company are listed on Schedule 5.19.

         5.20  Employee Benefit Matters.

              (a) Schedule 5.20(a) lists all Employee Plans of the Company. Except for the Employment Agreements and as described on Schedule 5.20(a), no written or oral management or employment contract or contract for personal services exists between the Company and any officer, consultant, director, employee, independent contractor or other Person.

              (b) The Company has delivered to Buyer true and correct copies of the following:

                  (i) Each Employee Plan document and all amendments thereto as of the date hereof and all current summary plan descriptions required by ERISA regarding the Employee Plans and summaries of all Employee Plans not reflected in a plan document;

                  (ii) Each trust agreement, annuity contract (or any other funding instrument), investment management agreement and custodial agreement pertaining to any of the Employee Plans, including all amendments to such documents as of the date hereof; and

                  (iii) For any Employee Plan intended to be qualified under
     Section 401(a) of the Code, a copy of the most recent annual report (Form 5500 Series) filed with the IRS, including any actuarial report filed therewith, and a copy of the most recent determination letter.

              (c) All Employee Plans and their related trusts have been and are maintained in material compliance with applicable requirements of ERISA, the Code, and all other federal and state statutes and regulations relating to employee benefit plans. The Company does not have any commitment or obligation to establish or adopt any new or additional Employee Plans or to increase the benefits under any existing Employee Plan.

              (d) Neither the Company, any of its former subsidiaries, nor any fiduciary of any Employee Plan has (i) engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to an Employee Plan which could subject the Company or any fiduciary of any Employee Plan to the tax on or any other penalty or sanction with respect to, prohibited transactions imposed by Section 502 of ERISA or
Section 4975 of the Code or (ii) acted or failed to act in any manner that violates Section 404 of ERISA and results in liability to the Company.

              (e) Except as set forth on Schedule 5.20(e), neither the Company nor any former subsidiary has maintained during the six-year period immediately preceding the date hereof an Employee Plan which is subject to
Section 412 of the Code or Title IV of ERISA.

              (f) Except as a result of the transactions contemplated by this Agreement, the Company does not know or have any reasonable grounds to know of any event threatened or about to occur which would constitute a "reportable event" (as that term is defined in Section 4043(b) of ERISA) with respect to any Employee Plan, but excluding any event for which reporting has been waived by regulation, and, except as described on Schedule 5.20(f), no notice of termination has been filed by the plan administrator of any Employee Plan pursuant to Section 4041 of ERISA, or has been issued by the Pension Benefit Guaranty Corporation ("PBGC") pursuant to Section 4042 of ERISA, to the extent applicable, with respect to any Employee Plan.

              (g) Each Employee Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the appropriate District Director of the IRS. No such Employee Plan has lost its qualified status and, to the Knowledge of the Company, there are no facts which would adversely affect the qualified status of any Employee Plan.

              (h) Except to the extent that the failure to file would have a Material Adverse Effect with respect to the Employee Plan, all required governmental filings have been made with respect to the Employee Plans, and to the Knowledge of the Company, there are no pending or threatened legal actions, investigations, proceedings or other matters concerning the Employee Plans before the IRS, the Department of Labor, or the PBGC, to the extent applicable, other than determination letter applications filed with the IRS in the normal course of operating the Employee Plans, and to the Knowledge of the Company, there is no basis for any such legal action, investigation or proceeding. Neither the Company nor any of its subsidiaries is in material default in performing any of its contractual obligations with respect to any Employee Plan.

              (i) The Company does not maintain any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

              (j) The amounts expected to be paid or accrued by the Company for 2002 with respect to (i) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (ii) all employee pension benefit plans (as defined in
Section 3(2) of ERISA) and (iii) all profit sharing, incentive and deferred compensation and other similar employee benefit plans are reflected in the SEC Documents.

              (k) Except as otherwise described on Schedule 5.20(k), the Company has no obligation to make any payments that would be "excess parachute payments" under Section 280G of the Code. The Company has complied with the requirements of Section 4980B of the Code and Sections 601-608 of ERISA regarding continuation of health care coverage notices and provision of appropriate health care coverage under the Employee Plans.

              (l) The Company and its former subsidiaries have maintained workers' compensation coverage as required by the applicable state law through purchase of insurance as described on Schedule 5.21 and not by self-insurance or otherwise.

              (m) Except as set forth in Schedule 5.21, no Employee Plan provides benefits, including death, medical or health benefits (whether or not insured), after an employee's retirement of employment, other than (i) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulations thereunder, and any other applicable Law, (ii) death benefits or retirement benefits under any employee pension benefit plan (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits, reflected as liabilities on the books of the Company or a subsidiary or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

              (n) Except as set forth in Schedule 5.20(n), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company and its former subsidiaries to severance pay, employment compensation or any other payment, benefit or award, contingent or otherwise, or (ii) with respect to stock options, accelerate the time of payment or vesting, or increase the amount of any benefit, award (including stock options, restricted stock and similar awards) or compensation due any such employee.

              (o) To the Knowledge of the Company, there are no pending, threatened or anticipated claims against any of the Employee Plans, by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

         5.21  Insurance.

              (a) The Company has in place policies of insurance and bonds in amounts and scope of coverage as set forth in Schedule 5.21(a).

              (b) Except as set forth in Schedule 5.12(b) each such policy and bond is in full force and effect and all premiums and payments are currently paid or accrued. The Company has no notice that any policy of insurance or bond will be cancelled or will not be renewed, nor does the Company have any notice that cancellation or non-renewal is threatened, nor any notice that any material modification of the terms of any policy of insurance or bond will be or is threatened to be required as a condition of renewal.

              (c) The Company is not in default with respect to any material obligations under any insurance policy or bond, except as would not have a Material Adverse Effect.

         5.22 Registration Rights. Except as described the SEC Documents and except as to such shares of capital stock as are presently registered, and as provided in the Registration Rights Agreement, the Company has not agreed to register under the Securities Act any of its authorized or outstanding shares of capital stock.

         5.23  Environmental Matters.

         Except as described in Schedule 5.23 and except for matters which would not have a Material Adverse Effect, (i) the operations and business of the Company and its former subsidiaries, and occupation by the Company and its former subsidiaries, and their agents and representatives, of any former and currently owned and leased properties, at all times have complied and are in compliance with all applicable Environmental Laws; (ii) the Company is not subject to any pending or, to the Company's Knowledge, threatened notice, claim, proceeding, investigation, inquiry or other liability, whether administrative, judicial or private party in nature, under any Environmental Laws; (iii) the Company is not subject to any agreement, or consent order or decree, whether administrative, judicial or private party in nature, that imposes or will impose any obligations on the Company under any Environmental Law; (iv) none of the owned or leased properties of the Company is subject to any private party or governmental Lien under Environmental Laws; (v) no release or threatened release of Hazardous Substances has occurred or is occurring at, in, under, to or from the owned or leased properties of the Company or any former subsidiary and, to the Knowledge of the Company, no such release or threatened release has occurred or is occurring at, in, under, to or from any other owned or leased property or facility where Hazardous Substances generated or handled by the Company or any of its former subsidiaries have been or are being disposed, except for such releases which are in compliance with Environmental Laws; (vi) to the Company's Knowledge, there is no underground storage tank or underground injection well on any such owned or leased properties; (vii) the Company has obtained all permits, licenses and other authorizations required to conduct its business and operations, and to occupy the owned and leased properties or any third-party property, in compliance with Environmental Laws; (viii) to the Company's Knowledge, there is no existing or potential condition on property currently or formerly owned or leased by the Company or any former subsidiary that reasonably would be anticipated to result in a Material Adverse Effect; and
(ix) to the Company's Knowledge, there is no environmentally hazardous condition existing on the property or properties of third parties, the source of which is activities currently or previously conducted by the Company or any former subsidiary on properties currently or previously owned or leased by the Company or any former subsidiary.

         5.24 Intellectual Property. The Company does not have any registered copyrights and trademarks, patents, and applications for any of the foregoing, or any material license agreements through which the Company holds Intellectual Property Rights. The Company owns or has the right to use or otherwise employ the Intellectual Property Rights to operate or otherwise carry out the Company's business as presently conducted. To the Company's Knowledge, no complaints, either formal or informal, have been made alleging that the Company now is infringing or otherwise violating or that the Company or any subsidiary has infringed or otherwise violated any Intellectual Property Rights of a third party. To the Company's Knowledge, the operation or execution of the Company's business is not now infringing or otherwise violating any Intellectual Property Rights of another.

         5.25 NYSE Compliance. Except as set forth in Schedule 5.25, the Company is in compliance with the requirements of the New York Stock Exchange in effect as of the date hereof for continued listing of the Common Stock thereon and has no Knowledge that the New York Stock Exchange is contemplating terminating such listing nor, to the Company's Knowledge, is there any basis therefor. The Company makes no such representation or warranty with regard to the termination of such listing or non-compliance with such listing requirements as may be caused by the transactions contemplated hereby.

                                  ARTICLE VI
                           COVENANTS OF THE COMPANY

         6.1 Interim Conduct of the Company. Except as (i) expressly contemplated by this Agreement, (ii) set forth in Schedule 6.1, (iii) required by Law, (iv) set forth in the Company's 2002 and 2003 Budget Plans, copies of which were made available to Buyer prior to the date hereof, or (v) Buyer may approve by prior written consent (which consent shall not be unreasonably withheld), from and after the date of this Agreement until the Closing Date, the Company will conduct its operations in accordance with its ordinary course of business, consistent with past practice, and will not:

              (a) amend its certificate of incorporation or bylaws or file any certificate of designation or similar instrument with respect to any shares of its authorized but unissued capital stock;

              (b) authorize or effect any stock split or combination or reclassification of shares of its capital stock;

              (c) declare or pay any dividend or distribution with respect to its capital stock, issue or authorize the issuance of any shares of its capital stock (other than in connection with the exercise of currently outstanding stock options or any other securities exercisable or exchangeable for or convertible into shares of its Common Stock or Preferred Stock);

              (d) merge or consolidate with any entity, except pursuant to
Section 6.5;

              (e) liquidate, dissolve or effect any recapitalization or reorganization in any form;

              (f) enter into any new Contract with any Affiliate;

              (g) enter into any Contract, or modify, amend, terminate or waive any material rights under any Contract, either of which would have a Material Adverse Effect;

              (h) incur, assume or guarantee any third party Indebtedness (other than the factoring of receivables or endorsement of negotiable interests for collection in the ordinary course of business);

              (i) sell, transfer, pledge or otherwise dispose of any material asset, except for sales of inventory and the sale, transfer or other disposition of uneconomic or obsolete equipment in the ordinary course of business consistent with its past practice;

              (j) enter into any swap, futures or derivatives transaction, except a hedging activity in the ordinary course of business consistent with its past practice and internal policy guidelines;

              (k) acquire any real property for an amount in excess of $400,000 or with respect to which the representations and warranties in
Section 5.23 cannot be made;

              (l) acquire an equity interest in any Person;

              (m) acquire any assets for a price in excess of $400,000, except in the ordinary course of business consistent with past practice;

              (n) cancel or compromise any Indebtedness in excess of $400,000 owed to it or waive any Claims having a value in excess of $400,000, either individually or in the aggregate in a series of related Indebtedness or Claims;

              (o) compromise or settle any Claims for an amount in excess of $400,000, either individually or in the aggregate in a series of related Claims, except for the Claims described on Schedule 6.1;

              (p) make any capital expenditure or commitment in excess of $400,000; except in the ordinary course of business consistent with past practice;

              (q) make any change in any method of accounting or keeping of books of account or accounting practices or principles, except as may be required, in the opinion of the independent public accountants of the Company, by GAAP;

              (r) institute a temporary shutdown or close, other than in the ordinary course of business consistent with past practice, any facilities which are material to the results of operations or business of the Company;

              (s) mortgage, pledge or subject to any Lien any assets, except for Permitted Encumbrances;

              (t) grant any rebates, discounts, advances or allowances to any customers, except in the ordinary course of business and consistent with its past practice;

              (u) fail to renew any material lease of real or personal property or federal land patent or renew any such lease or patent on commercially unreasonable terms or at rates above market;

              (v) other than in the ordinary course or pursuant to existing Contracts, increase the salaries of, or make any bonus or similar payments, establish or modify any Employee Plans for any employees, or enter into or modify any employment, severance, consulting or similar contracts with any such persons;

              (w) (i) make or change any Tax elections, (ii) change any Tax principles or methods, or (iii) settle or compromise any Tax liability, with respect to (i) and (iii), which, individually or in the aggregate, could reasonably be expected to have a current or future impact on the Company's Tax liabilities in excess of $400,000.

              (x) grant any new Royalty;

              (y) fail to renew or maintain a Governmental Approval the absence of which would have a Material Adverse Effect; or

              (z) enter into any Contract to do any of the foregoing.

         6.2 Notice of Claims; Breaches. Promptly after obtaining Knowledge thereof, the Company shall give notice to Buyer of (i) any Claim or other event, occurrence or development that would cause, or potentially cause, either individually or in the aggregate in a series of related Claims, events, occurrences or developments, loss, expense or liability in excess of $200,000;
(ii) the occurrence of any Casualty or Condemnation Loss; or (iii) any material breach of a representation, warranty, covenant, or agreement hereunder, or (iv) any other event, occurrence or development that would impair in any material respect the Company's ability to perform its obligations under the Transaction Documents.

         6.3 Access to Business. Prior to the Closing, the Company shall, to the extent legally permissible under applicable Laws, give Buyer's representatives, upon reasonable prior notice and at reasonable times and taking into account the Company's schedule of operations and availability of relevant personnel, full access to the premises, books, records, contracts, assets and accounts of the Company's business. The Company will make available to Buyer and its representatives, the officers and employees and independent accountants of the Company for interviews upon reasonable notice and at times and places reasonable in light of such persons' duties to the Company, to verify all information furnished to Buyer and its representatives. Except as otherwise agreed in writing by the Company, each Party shall be bound by the terms of the Confidentiality Agreements in connection with all activities pursuant to this Section 6.3.

         6.4 Insurance. Until the Closing Date, the Company shall use reasonable efforts to keep in full force and effect all insurance policies and bonds substantially similar in coverage and amounts to the insurance and bonds maintained as of the date hereof. In the event of a Casualty or Condemnation Loss, the Company shall, if commercially reasonable, restore its business to substantially the same position it was in immediately prior to such Casualty or Condemnation Loss.

         6.5  Acquisition Proposals.

              (a) Immediately upon signing this Agreement, the Company shall, and shall cause its directors, officers, employees, agents and representatives, to, cease any discussions or negotiations conducted prior to the date hereof with respect to any Acquisition Proposal. Except as provided in Sections 6.5(c) or (d), the Company shall not, and shall cause its directors, officers, employees, agents and representatives not to, (i) initiate or solicit, directly or indirectly, any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) engage in any negotiations or discussions with, furnish any information or data to, or (iii) enter into any agreement with any Person (other than Buyer and its Affiliates) relating to any Acquisition Proposal.

              (b) The Company will promptly after receiving any written or oral communication from any third party regarding any Acquisition Proposal, provide Buyer with a summary of the material terms of such discussion or communication or proposal.

              (c) Superior Acquisition Proposals. Notwithstanding anything to the contrary contained in this Section 6.5, in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), is, or could reasonably lead to a Superior Acquisition Proposal, it may then take the following actions (but only (A) if and to the extent that its Board of Directors concludes in good faith, following consultation with its outside legal counsel, that there is a reasonable possibility that the failure to do so could result in a breach of its fiduciary obligations under applicable Law and (B) after the Company has given written notice ("Superior Acquisition Proposal Notice") to Buyer to the effect that (1) that it has received such Acquisition Proposal, (2) the identity of the third party making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal, and (3) the nature of the action that the Company intends to take):

                  (i) Furnish nonpublic information to the third party making such Acquisition Proposal, and

                  (ii) Engage in negotiations with the third party with respect to the Acquisition Proposal.

              (d) Changes of Recommendation. The Company's Board of Directors shall not withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Buyer, the Company Board of Directors' recommendation that the stockholders of the Company vote to approve and adopt the Transaction Documents. Notwithstanding the foregoing, (A) in response to the receipt of a Superior Acquisition Proposal that has not been withdrawn and continues to constitute a Superior Acquisition Proposal after the Company's compliance with this Section 6.5(d), the Board of Directors of the Company may withhold or withdraw its recommendation that the stockholders of the Company vote to approve and adopt the Transaction Documents, and, (B) in the case of a Superior Acquisition Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions in (A) or (B), whether by a Board of Directors or a committee thereof, a "Change of Company Recommendation"), if in the case of (A) or (B) all of the following conditions in clauses (i) through (iii) are met:

                  (i) It shall have provided to Buyer written notice which shall state expressly (1) that it has received a Superior Acquisition Proposal, (2) the material terms and conditions of the Superior Acquisition Proposal and the identity of the Person or group making the Superior Acquisition Proposal, and (3) that it intends to effect a Change of Company Recommendation and the manner in which it intends to do so;

                  (ii) Its Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Acquisition Proposal, there is a reasonable possibility that failure of the Company's Board of Directors to effect a Change of Company Recommendation could result in a breach of its fiduciary obligations to its stockholders under applicable Law; and

                  (iii) It shall not have breached in any material respect any of the provisions set forth in this Section 6.5.

         6.6 Payment of Debt. The Company shall comply with the terms of all outstanding Indebtedness according to the terms thereof, except as would not have a Material Adverse Effect.

         6.7 Bank Waiver. The Company shall use its reasonable efforts to obtain such Consents or amendments as the Company and Buyer mutually deem appropriate pursuant to the $250,000,000 Credit Agreement, dated as of February 23, 2001, among the Company, N M Rothschild & Sons Limited, Westdeutsche Landesbank Girozentrale, New York Branch, Toronto Dominion (Texas), Inc., and TD Securities (USA) Inc., as amended from time to time, in connection with the Transaction Documents and the transactions contemplated thereby.

                                 ARTICLE VII
                     COVENANTS OF BUYER AND NORILSK NICKEL

         7.1 Covenants of Buyer and Norilsk Nickel. Buyer and Norilsk Nickel covenant that from and after the date of this Agreement until the Closing:

              (a) they shall not fail to renew or maintain any existing, nor shall they fail to take steps to obtain any Governmental Approval reasonably necessary to carry out their respective roles in the transactions contemplated by the Transaction Documents to which each is a party and to fulfill their respective obligations under such Transaction Documents;

              (b) they shall not take any action or fail to take any action which would result in their respective representations and warranties set forth in this Agreement not being true and correct if they were made at any time prior to or as of the Closing Date, impair in any material respect their ability to perform their respective obligations under this Agreement in any material respect or otherwise have a Material Adverse Effect;

              (c) to the fullest extent permissible under applicable Laws, they shall make available to the Company their quarterly and annual financial statements and give the Company reasonable access to their information and personnel relevant to consummation of the transactions contemplated hereby and the discharge of the Company's duties to its stockholders.

              (d) Buyer covenants that it shall provide to the Company within sixty (60) days of the signing of this Agreement the names of all Persons that Buyer is designating to be elected to the Board of Directors of the Company from and after the Closing Date (the "Buyer Directors"). The Buyer Directors shall be reasonably satisfactory to the Company, and no Buyer Director shall be an officer or director of any Norilsk Party. Buyer shall also provide all information regarding the Buyer Directors which is required to be included by the Company in such proxy statement pursuant Section 14(a) under the Exchange Act, including the information required pursuant to Item 5 and Item 7(a)-(c) of Schedule 14A promulgated under the Exchange Act which information shall be true, complete and correct.

         7.2  Investment.

              (a) Buyer will not at any time following the Closing Date, directly or indirectly, voluntarily offer, sell, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire) any of the Shares except in compliance with the Securities Act and any applicable state blue sky laws and the rules and regulations promulgated thereunder. Buyer understands that it may be required to hold the Shares until a sale can be made in compliance with the registration requirements of, or pursuant to an exemption under, the Securities Act.

              (b) Promptly following the Closing Date, Buyer shall timely prepare and make all filings as may be required under applicable Law in connection with the purchase of the Shares, including, but not limited to, such filings pursuant to Sections 13(d) and 16(a) of the Exchange Act.

                                 ARTICLE VIII
                           COVENANTS OF THE PARTIES

         8.1 Reasonable Efforts. Subject to its respective rights under this Agreement, each of the Company, Buyer and Norilsk Nickel will use its reasonable best efforts to take all actions (including obtaining necessary Consents and Governmental Approvals) necessary in order to consummate the transactions contemplated by the Transaction Documents (including the satisfaction, but not waiver, of the conditions set forth in Sections 3.2, 3.3 and 3.4, as applicable). The Parties agree to cooperate with one another in connection with making any filing with or providing any notice to any Governmental Authority or obtaining any Governmental Approval necessary to consummate such transactions. Except with the prior written consent of the other Parties, no Party shall take any action or fail to take any action which would cause the representations and warranties of such Party set forth in the Transaction Documents to become untrue and or incorrect in any respects, except as would not have a Material Adverse Effect on such Party or materially adverse effect on such Party's ability to consummate such transactions. Notwithstanding the foregoing, any Party may take or fail to take any such action, as the case may be, if such Party determines, based upon advise of outside counsel, that it is necessary to comply with applicable Law.

         8.2  Certain Filings and Regulatory Approvals.

              (a) The Parties shall cooperate and consult with one another (i) in determining whether any Governmental Approvals or Consents are required, in connection with the consummation of the transactions contemplated by the Transaction Documents and (ii) in seeking timely to obtain any such Governmental Approvals or Consents. Without limiting the provisions of this
Section 8.2, and, subject to this Section 8.2, each Party will promptly and fully take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from Governmental Authorities (except as such Party may in good faith, after consulting with outside counsel, determine is prohibited by the Law of another Governmental Authority having jurisdiction over it), to obtain any and all Governmental Approvals that are necessary to enable the Parties to consummate the transactions contemplated by the Transaction Documents.

              (b) Subject to Section 8.2(c), the Parties shall use their best efforts to (i) resolve such objections as promptly as possible, if any, as may be asserted with respect to the transactions contemplated by the Transaction Documents under any Law and (ii) if any Claim, including any Claim proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the Transaction Documents as violative of any Law, the Parties shall, as long as doing so will not result in a Material Adverse Effect on either Party, each cooperate in all respects and use their respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of such transactions, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

              (c) If any objections are asserted with respect to the transactions contemplated by the Transaction Documents under any Law or if any Claim is instituted by any Governmental Authority or any other Person challenging any of such transactions as violative of any Law, each Party shall, as long as doing so will not result in a Material Adverse Effect on either Party, use its best efforts to take promptly such action as may be required in order to resolve any such objections or challenge as such Governmental Entity or other Person may have to such transactions under such Law so as to permit consummation of such transactions.

              (d) Each Party shall promptly inform the other Parties of any material communication received by such Party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, or any other Governmental Authority regarding any of such transactions.

         8.3  Public Announcements.

              (a) As soon as practicable following the signing of this Agreement, Norilsk Nickel and the Company shall issue a joint press release announcing the transactions contemplated by the Transaction Documents, and which press release shall be mutually acceptable to both of them, which press release shall be filed by Buyer on Schedule TO, as required under the Exchange Act.

              (b) From and after the date hereof, each Party and its Affiliates shall utilize its best efforts to consult with the other Party before issuing any press release or otherwise making any oral or written public statement with respect to the Transaction Documents or the transactions contemplated thereby. Notwithstanding the foregoing, no Party shall be required to make such consultation if such Party determines, based upon the advise of its outside counsel, that such consultation is contrary to, or would seriously risk violation of, applicable Law. In such case, the Parties shall cooperate to the fullest extent permitted by applicable Law to reach mutual agreement regarding the content of such release or statement.

         8.4  Insurance.

              (a) For a period of six (6) years following the Closing Date, each of Buyer and Norilsk Nickel shall use its best efforts to cause the Company to, and the Company shall, maintain in effect, if available, directors' and officers' liability insurance covering those Persons who are currently covered by the Company's directors' and officers' liability insurance policy (the "Indemnified Employees") (a copy of which has been made available to Buyer) on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to the terms now applicable to them under the Company's current policy. This Section 8.4 shall indefinitely survive the Closing Date and is intended to benefit the Company and the Indemnified Employees, shall be binding on all successors and assigns of the Company and shall be enforceable by the Indemnified Employees.

              (b) Following the Closing Date, Buyer shall utilize its best efforts to cause the Company to, and the Company shall, to the fullest extent permitted under applicable Law, and the terms of the Amended Certificate of Incorporation and By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company against any Costs (x) arising out of or pertaining to the transactions contemplated by the Transaction Documents or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Closing; provided, however, that Buyer shall cause the Company not to, and the Company shall not, amend the terms of its Organizational Documents to be less favorable with respect to such indemnification than the Company's Organizational Documents in effect on the date hereof, provided, further, that neither (x) nor (y) is the result of fraud, willful misconduct, or gross negligence of such director, officer or employee.

         8.5  Company Stockholder Approval.

              (a) The Company shall duly call and hold a special meeting of the Company's stockholders as soon as practicable following the execution of this Agreement. The purpose of such meeting shall be to approve all matters required to be submitted to the vote of the Company's stockholders pursuant to applicable Law in connection with the Transaction Documents and the transactions contemplated thereby, which may include, but are not limited to, the purchase and sale of the Shares pursuant to Section 2.1 and the election of the Buyer Directors to the Company's Board of Directors on the Closing Date.

              (b) Buyer and Norilsk Nickel shall supply the Company any information with respect to it or its nominees, designees, officers, directors and affiliates and the Offer (as defined in Section 9.1(a)) as may be required pursuant to applicable Law in connection with the proxy or information statement to be mailed to the Company's stockholders in connection with such meeting. Such information shall be true, complete and correct in all material respects at the time it is initially provided to the Company, and Buyer shall promptly correct such information to the extent that it shall have become false and misleading in any material respect prior to such meeting.

              (c) Buyer shall supply the Company with financial statements of Buyer and Norilsk Nickel as may be required pursuant to applicable Law in connection with the proxy or information statement to be mailed to the Company's stockholders in connection with such meeting. Such information shall be true, complete and correct in all material respects at the time it is initially provided to the Company, and Buyer or Norilsk Nickel shall promptly correct such information to the extent that it shall have become false and misleading in any material respect prior to such meeting.

              (d) The Company shall have no obligation to mail its proxy statement to Stockholders until the Palladium portion of the Purchase Price is delivered to the Buyer Allotment Account pursuant to Section 3.5 hereof or, in the alternative, the letter of credit is delivered to the Company pursuant to
Section 3.5(d).

         8.6 Operations following the Closing. As of the date hereof, Buyer does not have any plans or proposals to liquidate the Company, sell its assets to or merge it with any other Persons, or, except as contemplated by the Transaction Documents, to make any other major change in its business or corporate structure. The Parties agree that the Company shall continue to operate in the best interests of all of its stockholders following the Closing. Neither Buyer, Norilsk Nickel, nor any of their Affiliates (i) has any plan, intention or proposal to liquidate (or cause to be liquidated) Buyer, or otherwise to distribute (or cause to be distributed) to any shareholder or creditor of Buyer (or to Norilsk Nickel or any of its Affiliates) any Shares acquired from the Company pursuant to the transactions contemplated by this Agreement or (ii) has any plan or intention of treating the acquisition of Shares pursuant to this Agreement on any Return as part of a transaction qualifying under Section 351 or 368(a) of the Code or a comparable provision of state or local law.

         8.7 Schedules. From and after the date hereof until the Closing Date, each Party shall from time to time amend and supplement the schedules provided by such Party to the other Party simultaneously herewith or provide to the other Party new schedules (the "Schedules") as may be necessary to cause the representations and warranties of such Party set forth in the Transaction Documents to be true and correct in all material respects. Subject to Sections 3.3(b) and 3.4(b), any such new Schedules provided by any Party following the date hereof shall be deemed to constitute exceptions to such Party's corresponding representation, warranty, covenant or agreement in this Agreement, whether or not an exception for such Schedule is expressly specified in such representation, warranty, covenant or agreement.

         8.8 Organizational Documents. Following the Closing Date and no later than the Company's next annual meeting of stockholders, Buyer (by voting the Shares) and the Company (by presenting the Organizational Documents for approval by the stockholders at such meeting) shall use their best efforts to cause the Company's Organizational Documents to be amended and restated in the forms attached hereto as Exhibits B and C, respectively.

         8.9 Board of Directors. Effective upon Closing, the Board of Directors shall be composed of nine directors, five of whom shall be the Designees, one of whom shall be the chief executive officer of the Company, and three of whom shall be directors to be selected by the Company's Board of Directors prior to the Closing from the current members of the Company's current Board of Directors. From and after the Closing Date, the chief executive officer of the Company shall be the Chairman of the Board of Directors. The newly elected members of the Board of Directors shall serve until their successors are duly appointed or elected as provided in the Organizational Documents and the Stockholders Agreement.

         8.10 PGM Agreement. Promptly following the Closing, the Parties will negotiate in good faith to enter into an agreement, pursuant to which the Company will purchase from the Buyer, or, at Buyer's election, any other member of the Norilsk Nickel Group, and will resell in the Western Hemisphere, at least one million (1,000,000) ounces of Palladium annually, such agreement to be on commercially reasonable terms (the "PGM Agreement"); provided, that this Section 8.10 not be construed as a guarantee of the Company's performance under the PGM Agreement. It is the intent of the Parties that such agreement will be entered into not later than six (6) months after the Closing Date. The consent of the Public Directors to the PGM Agreement shall not be unreasonably withheld or delayed.

                                  ARTICLE IX
                                   THE OFFER

         9.1  The Offer.

              (a) As promptly as practicable (but in no event later than thirty (30) days after the Closing Date), Norilsk Nickel shall cause the Buyer to commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer (the "Offer") for 4,350,000 outstanding shares of Common Stock (excluding the shares held by Buyer and its Affiliates) at a price of U.S. $7.50 per Share, net to the seller in cash subject to Section 9.4 (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to the conditions set forth in Annex A hereto.

              (b) Subject to Section 9.1(d), the obligations of Norilsk Nickel to cause Buyer to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto.

              (c) Buyer expressly reserves the right to modify the terms of the Offer; provided, that, except as provided in Section 9.1(d), without the prior written consent of a majority of the Public Directors, Buyer shall not decrease the Offer Price, change the form of consideration to be paid in the Offer or increase or decrease the number of shares sought or amend any other condition of the Offer in any manner adverse to the Company's stockholders (other than with respect to insignificant changes or amendments) or impose additional conditions without the prior written consent of a majority of the Public Directors; provided, further, that, if on the initial scheduled expiration date of the Offer, which shall be twenty (20) business days after the date that the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, Buyer may, from time to time until such time as all such conditions are satisfied or waived, in its sole discretion, extend the expiration date for a period not to exceed ten (10) business days. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by applicable Law in connection with such increase, in each case without the consent of the Company. Buyer shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered as promptly as practicable.

              (d) In the event that the average closing price of the Common Stock on the NYSE is above $7.50 per Share for the period consisting of the 15 consecutive trading days after the Closing, Buyer shall have no obligation to commence the Offer.

         9.2  SEC Documents.

              (a) On the date the Offer is commenced, Buyer shall file with the SEC a Tender Offer Statement on Schedule TO in accordance with the Exchange Act with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO will include, as exhibits, the Offer to Purchase and a form of letter of transmittal (collectively, together with any amendments and supplements thereto, the "Offer Documents"). In accordance with the Exchange Act, the Company will concurrently with the filing of the Schedule TO by Buyer, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"); provided that the Schedule 14D-9 shall state that the Company has not taken any position regarding whether its stockholders shall tender their shares of Common Stock pursuant to such Offer.

              (b) Buyer shall take all steps necessary to ensure that the Offer Documents, and the Company will take all steps necessary to ensure that the Schedule 14D-9, will comply in all material respects with the provisions of applicable federal and state securities Laws. Buyer shall take all steps necessary to cause the Offer Documents, and the Company will take all steps necessary to cause the Schedule 14D-9, to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable U.S. federal and state securities Laws. Each of Buyer, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents and the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect, and Buyer will take all steps necessary to cause the Offer Documents, and the Company will take all steps necessary to cause the
Schedule 14D-9, as so corrected to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal and state securities Laws. The Parties and their counsel shall be given a reasonable opportunity to review and comment upon the respective Schedule TO and Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Each Party shall provide the other Party and its counsel with copies of any written comments that it may receive from the SEC or its staff with respect to its filings promptly after the receipt of such comments.

         9.3  Purchase of Shares pursuant to the Offer.

              (a) Paying Agent. Prior to the expiration of the Offer, Buyer shall designate a bank, trust company or other Person, reasonably acceptable to the Company, to act as agent in connection with the Offer (the "Paying Agent") to receive the funds to which the stockholders who tender their shares of Common Stock shall become entitled pursuant to Section 9.2. Prior to the closing of the Offer, Buyer shall, and Norilsk Nickel shall cause the Buyer to deliver to, the Paying Agent funds in an amount necessary for the payment of the Offer Consideration as provided herein. All interest earned on such funds shall be paid to Buyer.

              (b) Exchange Procedures. As soon as practicable after the record date for the Offer, Buyer shall cause the Paying Agent to mail to each record holder of Common Stock as of such record date: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Common Stock shall pass, only upon delivery of the certificates representing such shares to the Paying Agent and shall be in such form not inconsistent with this Agreement as Buyer may specify) and (ii) instructions for use in surrendering such certificates in exchange for payment of the Offer Price. Upon surrender of a certificate to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, Buyer shall cause the Paying Agent to pay to the holder of such shares of Common Stock the Offer Price. In the event of a surrender of shares of Common Stock which are not registered in the transfer records of the Company under the name of the Person surrendering such shares, payment may be made to a Person other than the Person in whose name such shares so surrendered is registered if the certificate representing such shares of Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of payment to a Person other than the registered holder of such shares of Common Stock or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. No interest shall be paid or will accrue on the Offer Price payable to stockholders of the Company pursuant to the provisions of this Article IX.

         9.4 Withholding Taxes. Buyer shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Offer Price any Taxes and such amounts as are required to be deducted or withheld under the Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by Buyer, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction or withholding was made by Buyer.

                                   ARTICLE X
                                  TERMINATION

         10.1 Termination. This Agreement may be terminated prior to the Closing Date:

              (a) with the written consent of Buyer and the Company;

              (b) by Buyer or the Company if (i) any court of competent jurisdiction or other Governmental Authority has issued any order, decree or ruling or taken any other final action restraining, enjoining or otherwise preventing or prohibiting the consummation of the transactions contemplated by this Agreement, or (ii) as of September 30, 2003, any Governmental Approval necessary for consummation of the transactions contemplated by the Transaction Documents has not been issued, has been revoked or not renewed, or any other condition set forth in Section 3.2 has not been satisfied, due to no fault of the Party seeking termination;

              (c) by Buyer if (i) the Company has breached any of its representations or warranties set forth in this Agreement so that the condition set forth in Section 3.4(b) is not satisfied and such breach is not cured within forty-five (45) days after the date written notice of such breach is given by Buyer to the Company, and such breach has or potentially may have a Material Adverse Effect, (ii) the Company has breached any of its covenants or agreements contained in this Agreement so that the condition set forth in
Section 3.4(b) is not satisfied and such breach is not cured within forty-five
(45) days after the date written notice of such breach is given by Buyer to the Company, and such breach has or potentially may have a Material Adverse Effect, (iii) prior to the meeting of the Company's stockholders to approve the transactions contemplated by the Transaction Documents, the Board of Directors of the Company has withdrawn or amended in any manner adverse to Buyer its recommendation and approval of this Agreement, (iv) the Company Stockholder Approval has not been obtained at a meeting duly called for such purpose, (v) any other condition to the Buyer's obligation to close set forth in Section 3.3 has not been satisfied by September 30, 2003, or (vi) the Closing has not occurred on or before September 30, 2003 for any other reason not set forth in this Section 10.1(c) (unless the failure of the Closing to have occurred by such date results primarily from Buyer's material breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement);

              (d) by the Company if (i) Buyer or Norilsk Nickel has materially breached any of its representations or warranties set forth in this Agreement so that the condition set forth in Section 3.3(b) is not satisfied and such breach is not cured within forty-five (45) days after the date written notice of such breach is given by the Company to Buyer and Norilsk Nickel, (ii) Buyer or Norilsk Nickel has materially breached any of its respective covenants or agreements contained in this Agreement and such breach is not cured within forty-five (45) days after the date written notice of such breach is given by the Company to Buyer and Norilsk Nickel, (iii) the Company Stockholder Approval has not been obtained at a meeting duly called for such purpose, (iv) any other condition to the Company's obligation to close set forth in Section
3.4 has not been satisfied by September 30, 2003, or (v) the Closing has not occurred on or before September 30, 2003 (unless the failure of the Closing to have occurred by such date results primarily from the Company's material breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement); or

              (e) by the Company if a party has made a Superior Acquisition Proposal and the Company enters into any agreement with respect to such Superior Acquisition Proposal in accordance with the provisions of Section 6.5; provided that termination of this Agreement pursuant to this Section 10.1(e) will not become effective until the payment by the Company to Buyer of the Termination Fee provided in Section 10.3.

         10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement will forthwith become void and will be deemed to have terminated without liability to either Party (except for any liability of either Party for damages for material breach of any covenant or agreement); provided that the provisions of the Confidentiality Agreements and Section
10.3 of this Agreement will continue in full force and effect notwithstanding such termination.

         10.3  Termination Fees.

              (a) If the Company terminates this Agreement pursuant to the provisions of Section 10.1(e), then, in such case, the Company will pay to Buyer, within three (3) business days following the delivery of notice of such termination, a termination fee equal to $12,500,000 (the "Termination Fee"), payable by wire transfer of immediately available funds to an account designated by Buyer.

              (b) If a Person unrelated to the Norilsk Parties shall make an Acquisition Proposal and, thereafter, this Agreement is terminated pursuant to Sections 10.1(c)(iv) or 10.1(d)(iii), upon the consummation of such Acquisition Proposal within nine (9) months of such termination, the Company shall pay to Buyer the Termination Fee within three (3) business days after such consummation by wire transfer of immediately available funds to an account designated by Buyer.

              (c) The Company acknowledges that the agreements regarding the payment of fees contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, in the absence of such agreements, Buyer would not have entered into this Agreement. The Company accordingly agrees that in the event that it fails to pay the Termination Fee pursuant to this Section 10.3, the Company will in addition to such fee pay Buyer all of the reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by Buyer in the enforcement of its rights under this Section 10.3, together with interest, if any, on such amount at the JP Morgan prime lending rate for U.S. dollars plus 2% per annum, commencing on the first day following the date upon which such fee was due. In the event such JP Morgan rate is not available, interest shall accrue at the prime rate as published in the Wall Street Journal from time to time.

                                  ARTICLE XI
                                INDEMNIFICATION

         11.1  Indemnification by the Company.

              (a) The Company shall indemnify and hold harmless Buyer, its Affiliates and the officers, directors, employees, advisors, agents and controlling persons thereof from any liability, damage, loss, penalty, cost or expense, including reasonable attorneys' fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (collectively, the "Costs"), incurred by Buyer, and arising from or attributable either to any breach of any representation, warranty or agreement made by the Company in the Transaction Documents (including the environmental compliance representation and warranty set forth in Section 5.23), which breach shall be determined giving effect to any and all amendments and supplements of the Schedules by the Company pursuant to Section 8.7; provided that (in addition to the limitation set forth in Section 11.4) if such Costs do not arise in connection with any lawsuit, complaint, action or other pending or threatened litigation asserted against Buyer by any Person other than the Company, any indemnification by the Company pursuant to this Section 11.1(a) shall be no greater than a percentage of such Costs equal to the percentage of outstanding voting securities of the Company Owned by Buyer at the time such Costs were incurred.

              (b) All actions by the Company in connection with any indemnification by it pursuant to any section of this Agreement shall be made by a vote of a majority of the Public Directors, the scheduling of such vote by the Company not to be unreasonably withheld or delayed.

         11.2 Indemnification by Buyer and Norilsk Nickel. Buyer and Norilsk Nickel shall indemnify and hold harmless the Company, its officers, directors, employees, advisors, agents and controlling persons from any and all Costs arising from or attributable to any breach of any representation, warranty, covenant or agreement made by Buyer or Norilsk Nickel in the Transaction Documents, which breach shall be determined giving effect to any and all amendments and supplements of the Schedules by the Buyer pursuant to Section 8.7.

         11.3 Procedures for Third-Party Claims. Promptly after the assertion by any third party of any Claim against any Party entitled to be indemnified under this Article XI (the "Indemnitee") that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Costs for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the other Party (the "Indemnitor") a written notice describing such Claim. The Indemnitor may participate in and, at its option upon acknowledgement of Indemnitees' right to indemnification for such matter, assume the defense of the Indemnitee against such claim, including the employment of counsel, who shall be reasonably satisfactory to such Indemnitee. In such case, Indemnitee shall have the right to employ separate counsel in connection with any such Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be paid by the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such Claim as provided in the preceding sentence, to assume the defense of such Claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by its proposed counsel that there is likely to be a conflict of interest between the Indemnitee and the Indemnitor in the legal defense thereof.

         11.4  Limits For Recovery for Indemnified Costs.

              (a) Except with respect to claims for indemnification by the Norilsk Nickel Parties under Section 11.6(b) and claims for indemnification by the Company under 11.6(a) (both of which claims shall survive for as long as the applicable statutes of limitations), claims for indemnification hereunder can be made only during the term of survival of the representations and warranties as set forth in Section 12.1.

              (b) Except as provided in this Section 11.4 and in addition to the limitation set forth in Section 11.1, the Indemnitee shall be liable for any of the Indemnitee's Costs under this Article XI until such time as the aggregate amount of Indemnitee's Costs exceeds $5,000,000. From and after such time: (i) the Indemnitee shall be liable for such first $5,000,000 of Costs and (ii) the Indemnitor shall be liable for the amount of Indemnitee's Costs in excess of $5,000,000, up to a maximum amount of $100,000,000. Any such payment by the Company shall be made in cash and Palladium, in the same proportion as the Palladium (valued at $275 per ounce) and cash components of the Purchase Price, delivery of the Palladium portion of such indemnity payment to occur at the Warehouse by transfer from the Company Pool Account to the Buyer Allotment Account. Any resulting Transfer Taxes shall be borne by the Indemnitor. Notwithstanding the foregoing, the Company may elect to make such indemnity payment entirely in cash.

              (c) The Company's liability to the Norilsk Nickel Parties for breach by the Company of the covenants contained in Section 8.10 shall not be subject to Section 11.4(b).

              (d) Any indemnity payment made by any Party to any Indemnitee pursuant to this Article XI shall be net of any amounts actually recovered (after deducting any related costs and expenses) by such Indemnitee for the Costs for which such indemnity payment is made, under any insurance policy, provided that (i) no Indemnitee shall be obligated to obtain insurance coverage or pursue a claim under any insurance policy, and (ii) the availability of insurance shall not relieve the indemnifying Party of its obligation to make an indemnity payment promptly.

         11.5 Environmental Claims. With respect to any Costs incurred or alleged to have been incurred as a result of a breach or alleged breach of
Section 5.23 (notwithstanding whether such Costs may also have been incurred as a result of a breach or alleged breach of any other representation and warranty set forth in Article V), the rights of Buyer, its Affiliates and the officers, directors, employees, advisors, agents and controlling persons thereof (collectively "Buyer Indemnitees") to indemnification set forth in this agreement shall constitute a Buyer Indemnitee's exclusive remedy for such Costs, and each Buyer Indemnitee expressly waives and relinquishes, on behalf of itself, its successors and any assigns, any and all rights, claims, or remedies such Person may have against any and all of the Indemnitors (including, without limitation, the Company) under any Environmental Laws, as presently in force or hereafter enacted, promulgated, or amended (including, without limitation, under the Comprehensive Environmental Response Compensation and Liability Act, or any similar state or local law) or at common Law.

         11.6  Transfer Taxes.

              (a) Buyer shall timely pay (or cause to be paid) to the appropriate Governmental Authority, and indemnify and hold harmless the Company and its Affiliates and the officers, directors, employees, advisors, agents and controlling persons thereof, with respect to any transfer, recordation, deed, stamp, grantor or grantee's, or other similar Taxes ("Transfer Taxes") imposed by a jurisdiction other than the United States or any state or locality of the United States in connection with the execution of this Agreement, and the delivery and transfer of Palladium contemplated by Sections 2.2, 3.1 and 3.5 of this Agreement, including the Company's issuance of the Shares to the Buyer, but not including any such Taxes imposed by reason of any transfer or disposition of the Palladium by or on behalf of the Company after its delivery pursuant to Sections 3.1 and 3.5 hereof (the "Buyer Transfer Taxes"). The Company shall cooperate in the preparation, execution and filing of all Returns regarding any Buyer Transfer Taxes. Buyer shall, at its own expense, file, to the extent required by Law, all necessary Returns with respect to all Buyer Transfer Taxes, and, if required by applicable Law, the Company shall join in the execution of any such Returns. If governing Law does not allow Buyer, but requires the Company, to file a Return with respect to a Buyer Transfer Tax, Buyer shall prepare such Return, present such Return to the Company within ten (10) days of the due date of such Return, and the Company shall sign and file (or shall cause the appropriate Person to sign and file) such Return as prepared by Buyer, unless filing such Return in the manner prepared by Buyer would violate applicable Law.

              (b) The Company shall timely pay (or cause to be paid) to the appropriate Governmental Authority, and indemnify and hold harmless Buyer and its Affiliates and the officers, directors, employees, advisors, agents and controlling persons thereof, with respect to any Transfer Taxes imposed in connection with the execution of this Agreement, and the delivery and transfer of Palladium contemplated by Sections 2.2, 3.1, 3.5 and 11.4(b) of this Agreement, including the Company's issuance of the Shares to the Buyer, other than the Buyer Transfer Taxes (the "Company Transfer Taxes"). Buyer shall cooperate in the preparation, execution and filing of all Returns regarding any Company Transfer Taxes. The Company shall, at its own expense, file, to the extent required by Law, all necessary Returns with respect to all Company Transfer Taxes, and, if required by applicable Law, Buyer shall join in the execution of any such Returns. If governing Law does not allow the Company, but requires Buyer, to file a Return with respect to a Company Transfer Tax, the Company shall prepare such Return, present such Return to Buyer within ten
(10) days of the due date of such Return, and Buyer shall sign and file (or shall cause the appropriate Person to sign and file) such Return as prepared by the Company, unless filing such Return in the manner prepared by the Company would violate applicable Law. The Company shall upon its receipt of a written request of Buyer issue to Buyer a resale certificate where applicable in connection with Buyer's transfer of Palladium to the Company pursuant to Sections 2.2, 3.1 and 3.5 hereof. Such resale certificate shall be validly issued and executed so as to meet the requirements of the applicable Law of the jurisdictions in which any taxable transfer from Buyer to the Company takes place. The Company's indemnification and payment obligations of this
Section 11.6(b) are not subject to the limits set forth in the first sentence of Section 11.4(b).

                                  ARTICLE XII
                                 MISCELLANEOUS

         12.1 Survival of Representations and Warranties. All representations and warranties made pursuant to or in connection with the Transaction Documents shall survive the execution and delivery of this Agreement and the Closing, but shall terminate one year following the Closing Date; provided, however, that the representations and warranties contained in Section 5.18) the representations and warranties with respect to the Tax line items of the Financial Statements, and the representations and warranties set forth in the last sentence of Section 8.6 shall survive and terminate on the expiration of the relevant statute of limitations, and provided, further, that any representation or warranty as to which a bona fide claim has been asserted prior to such date shall terminate upon resolution of such claim.

         12.2 Governing Law; Consent to Jurisdiction.

              (a) This Agreement shall be governed by the Law of the State of Delaware, without regard to conflict of Law principles. Delaware Law shall govern any dispute, claim or controversy arising out of, in relation to, or in connection with the Agreement or the existence, validity, interpretation, enforceability, breach or termination of the Agreement.

              (b) Buyer and Norilsk Nickel shall maintain at all times a duly appointed agent in the State of Delaware, which may be changed upon ten days notice to the Company, for the service of any process or summons in connection with any issue, litigation, arbitration, action or proceeding brought in any such court. Any such process or summons may also be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided in Section 12.8. Buyer and Norilsk Nickel hereby irrevocably consents to the exclusive personal jurisdiction and venue of any Delaware state or United States Federal court of competent jurisdiction sitting in New Castle County, Delaware, in any action, claim or proceeding arising out of or in connection with this Agreement and agrees not to commence or prosecute any action, claim or proceeding in any other court. Buyer hereby expressly and irrevocably waives and agrees not to assert the defense of lack of personal jurisdiction, forum non conveniens or any similar defense with respect to the maintenance of any such action or proceeding in New Castle County, Delaware.

         12.3 Amendment. This Agreement may be amended at any time prior to the Closing Date by the execution and delivery of a written instrument by or on behalf of each Party; provided, that any such amendment following the Closing Date shall require the prior written consent of a majority of the Public Directors. Notwithstanding the foregoing, after the date of the Company Stockholder Approval, no amendment to this Agreement will be made without the approval of stockholders of the Company to the extent such approval is required under the DGCL or the rules and regulations of the New York Stock Exchange.

         12.4 Extension and Waiver. At any time prior to the Closing, either Buyer or Norilsk Nickel, on the one hand, of the Company, on the other hand, may extend the time for performance of or waive compliance with any of the covenants or agreements of the opposite Party or Parties to this Agreement and may waive any breach of the representations or warranties of such opposite Party or Parties. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Party for whose benefit the representation, warranty or covenant was made.

         12.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law. If any provision of this Agreement prohibited or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         12.6 Adjustment to Purchase Price. The Parties hereto shall (or shall cause each Indemnitor and Indemnitee to) treat any indemnity payment made under the Agreement as an adjustment to the Purchase Price for all Tax purposes.

         12.7 Counterparts. This Agreement may be executed simultaneously in two original counterparts, any one of which need not contain the signatures of both Parties, all such counterparts taken together will constitute one and the same Agreement.

         12.8 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed); or (ii) three days after the date when sent to the recipient by reputable express courier service (charges prepaid). Such notices, demands and other communications will be sent to Buyer and the Company at the addresses indicated below:

                  If to Buyer:

                  Norimet Limited
                  Managing Director
                  Cassini House, 6th Floor
                  57 St. James Street
                  London SW1A 1LD
                  Fax: 44 207 565 6463

                  with a copy to
                  (which will not constitute
                  notice to):

                  Baker Botts L.L.P.
                  1299 Pennsylvania Ave., N.W.
                  Washington, DC  20004-2400
                  Attn: David N. Powers, Esq.
                  Telephone No: (202) 639-7769
                  Facsimile No: (202) 639-7890

                  If to Norilsk Nickel:

                  Usadba Center
                  22, Voznesensky per.
                  Moscow 103009
                  Russia
                  Telephone:  7 095 797 8610
                  Fax: 7 095 797 8611
                  Attn:  General Director

                  with a copy to
                  (which will not constitute
                  notice to):

                  Baker Botts L.L.P.
                  1299 Pennsylvania Ave., N.W.
                  Washington, DC  20004-2400
                  Attn: David N. Powers, Esq.
                  Telephone No: (202) 639-7769
                  Facsimile No: (202) 639-7890

                  If to the Company:

                  Stillwater Mining Company
                  536 East Pike Avenue
                  Columbus, Montana 59019
                  Attn:  Chief Executive Officer
                  Telephone No: (406) 322-8700
                  Facsimile No:

                  with a copy to
                  (which will not constitute
                  notice to):

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York  10036
                  Attn:  Jeffrey W. Tindell
                  Telephone No: (212) 735-3380
                  Facsimile No:  (917) 777-3380


or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

         12.9  Expenses and Payments.

              (a) Except as specifically provided in any Transaction Document, each Party shall bear its own expenses incurred in connection with the transactions contemplated by the Transaction Documents, whether or not such transactions are consummated.

              (b) Unless expressly specified otherwise, all payments and monetary amounts set forth in the Transaction Documents are in United States dollars.

         12.10 Specific Performance. The Parties acknowledge and agree that the breach of the provisions of the Transaction Documents by the Company, on the one hand, or Buyer and Norilsk Nickel on the other hand, could not be adequately compensated with monetary damages, and the parties hereto agree accordingly that injunctive relief and specific performance shall be appropriate remedies to enforce the provisions of the Transaction Documents and waive any claim or defense that there is an adequate remedy at law for such breach; provided, however, that nothing herein shall limit the remedies herein, legal or equitable, otherwise available and all remedies herein are in addition to any remedies available at law or otherwise.

         12.11 Entire Agreement. The Transaction Documents constitute the entire agreement and understanding among the parties and supersede all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter thereof.

         12.12 Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Parties, and any assignment made in contravention of the foregoing prohibition shall be null and void. The Company shall not unreasonably withhold its consent to any such assignment to an Affiliate of Buyer. Prior to any assignment by any Party pursuant to this
Section 12.12, the assignee shall confirm in writing to the non-assigning Parties that such assignee shall assume all obligations of the assigning party hereunder. Subject to the preceding sentences of this Section 12.12, all the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement shall not inure to the benefit of or be enforceable by any Person other than the Parties to this Agreement and its successors and assigns.

         12.13 Company Actions. Notwithstanding any provisions of this Agreement, in the event any Company action, Consent, approval or similar item is required to be obtained after Closing hereunder, such Company action shall require the approval of a majority of the Public Directors.

         12.14 Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

         12.15 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         12.16 Reference to Days. All references to "days" herein shall mean calendar days.

         12.17 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

         IN WITNESS WHEREOF, the Company, Buyer and Norilsk Nickel have caused this Agreement to be executed as of the date first above written.

                                    STILLWATER MINING COMPANY

                                    By:  /s/ Francis R. McAllister
                                         --------------------------------------
                                    Name:  Francis R. McAllister
                                    Title: Chairman and Chief Executive Officer


                                    MMC NORILSK NICKEL

                                    By:  /s/ Mikhail D. Prokhorov
                                         --------------------------------------
                                    Name:  Mikhail D. Prokhorov
                                    Title: General Director


                                    NORIMET LIMITED

                                    By:  /s/ Mikhail D. Prokhorov
                                         --------------------------------------
                                    Name:  Mikhail D. Prokhorov
                                    Title: Authorized Representative

                                                                       ANNEX A
                                                                       -------


                            CONDITIONS TO THE OFFER

         Capitalized terms used but not defined herein shall have the meanings set forth in the Share Purchase Agreement of which this Annex A is a part. Notwithstanding any other provision of the Offer, Buyer shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Buyer's obligation to pay for or return tendered shares of Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Common Stock, and may amend the Offer consistent with the terms of the Agreement or terminate the Offer and not accept for payment any tendered shares of Common Stock, if at any time prior to the expiration of the Offer, any of the following events shall occur:

         (a) there shall be pending any suit, action or proceeding by a Governmental Authority (i) challenging the acquisition by Buyer of any shares of Common Stock pursuant to the Offer, (ii) seeking to restrain or prohibit the making or consummation of the Offer or (iii) seeking to impose material limitations on the ability of Buyer, or rendering Buyer unable, to accept for payment, pay for or purchase some or all of the shares of Common Stock pursuant to the Offer;

         (b) there shall be any Law enacted, entered, enforced, promulgated or deemed applicable to the Offer, or any other action shall be taken by any Governmental Authority, that results in any of the consequences referred to in paragraph (a) above; or

         (c) the Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Buyer, in any such case, and regardless of the circumstances (including any action or inaction by Buyer) giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for shares of Common Stock.

         The foregoing conditions are for the sole benefit of Buyer and may be waived by Buyer, in whole or in part, at any time and from time to time, in the reasonable discretion of Buyer. The failure by Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.